EXHIBIT 99.1

DESCRIPTION

This description of Québec is dated as of June 8, 2004 and appears as Exhibit 99.1 to Québec’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2004.

The delivery of this document at any time does not imply that the information is correct as of any time subsequent to its date. This document (other than as part of a prospectus contained in a registration statement filed under the U.S. Securities Act of 1933) does not constitute an offer to sell or the solicitation of an offer to buy any securities of Québec.

Foreign Exchange

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by market forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for the major foreign currencies in which debt of Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2000	2001	2002		2003		2004(1)
United States Dollar	$1.4852	$1.5484	$1.5704		$1.4015		$1.3348
Japanese Yen	0.0138	0.0128	0.0126		0.0121		0.0123
Swiss Franc	0.8793	0.9184	1.0112		1.0418		1.0526
Deutsche Mark	0.7007	0.7091	N/A	(2)	N/A	(2)	N/A	(2)
French Franc	0.2089	0.2114	N/A	(2)	N/A	(2)	N/A	(2)
Pound Sterling	2.2499	2.2298	2.3582		2.2883		2.4311
Australian Dollar	0.8633	0.8008	0.8535		0.9105		0.9997
Euro	1.3704	1.3868	1.4832		1.5826		1.6420

(1)	Monthly average through the end of May 2004.

(2)	On January 1, 2002, Euro notes and coins replaced the national currencies of these and other members of the European Union.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. The fiscal year of Québec ends March 31. “Fiscal 2004” and “2003-2004” refer to the fiscal year ended March 31, 2004, and, unless otherwise indicated, “2003” means the calendar year ended December 31, 2003. Other fiscal and calendar years are referred to in a corresponding manner. Any discrepancies between the amounts listed and their totals in the tables included in this document are due to rounding.

Summary

The information below is qualified in its entirety by the detailed information provided elsewhere in this document.

Economy

	1999	2000	2001	2002	2003
	(dollar amounts in millions)
GDP at current market prices	$210,809	$225,202	$232,592	$245,559	$254,263
% change – real GDP at market prices (1)	6.2%	4.7%	1.8%	4.0%	1.6%
Personal income	$174,669	$187,159	$194,243	$201,461	$207,849
Capital expenditures	$33,681	$34,683	$36,193	$39,877	$42,080
International exports of goods	$62,063	$74,120	$70,819	$68,246	$64,228
Population at July 1 (in thousands)	7,323	7,357	7,397	7,443	7,487
Unemployment rate	9.3%	8.4%	8.7%	8.6%	9.1%
Consumer Price Index - % change	1.5%	2.4%	2.4%	2.0%	2.5%
Average exchange rate (US$ per C$)	0.67	0.67	0.65	0.64	0.71

Consolidated Financial Transactions (2)

	Fiscal year ending March 31
				Preliminary	Budget
				Results	Forecast
	2001	2002	2003	2004	2005
	(dollar amounts in millions)
Consolidated Revenue Fund:
Own-source revenue before exceptional losses of SGF (3)	$40,921	$39,023	$41,197	$42,824	$45,358
Federal transfers	7,895	8,885	8,932	9,377	8,476

Total revenue	48,816	47,908	50,129	52,201	53,834

Program spending	(40,751)	(42,380)	(44,316)	(45,800)	(47,151)
Debt service	(6,972)	(6,687)	(6,536)	(6,668)	(6,939)

Total expenditure	(47,723)	(49,067)	(50,852)	(52,468)	(54,090)

Net results of Consolidated Revenue Fund	1,093	(1,159)	(723)	(267)	(256)

Net results of consolidated organizations	284	322	368	267	256
Budgetary reserve (4)	(950)	950	—	—	—

Consolidated budget balance before exceptional losses of SGF	427	113	(355)	0	0
Exceptional losses of SGF	—	(91)	(339)	(364)	—

Consolidated budget balance	427	22	(694)	(364)	0

Consolidated non-budgetary transactions	(943)	(637)	(884)	(1,069)	(464)

Consolidated net financial requirements	$(516)	$(615)	$(1,578)	$(1,433)	$(464)

Funded Debt of Public Sector

	As of March 31
					Preliminary
					Results
	2000	2001	2002	2003	2004
	(dollar amounts in millions)
Government Funded Debt
Borrowings – Government	$59,365	$62,901	$65,466	$71,086	$72,422
Borrowings – to finance Government Enterprises	5,367	4,981	5,034	3,965	3,182
Borrowings – to finance Municipal Bodies	2,904	2,732	2,918	2,874	2,802
Government Guaranteed Debt (5)	38,148	40,680	40,697	40,680	40,050
Municipal Sector Debt	13,892	13,464	13,598	13,463	14,511
Other Institutions	6,087	5,635	5,312	5,394	5,145

Public Sector Funded Debt (6)	$125,763	$130,393	$133,025	$137,462	$138,112

Per capita ($)	$17,174	$17,724	$17,984	$18,469	$18,447
As a percentage of (7)
GDP	59.7%	57.9%	57.2%	56.0%	54.3%
Personal income	72.0%	69.7%	68.5%	68.2%	66.4%

(1)	Percentage change for Gross Domestic Product (“GDP”) adjusted for inflation; referred to herein as “real GDP”.

(2)	For purposes of comparison, the data are presented on the basis of the 2004-2005 budgetary structure.

(3)	In fiscal 2003 provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail (“CSST”), the functions of which were transferred to a trust fund effective as of January 2003.

(4)	In the 2001-2002 Budget, the then Finance Minister announced the creation of a reserve of $950 million out of budgetary surpluses posted in Fiscal 2001. Of this amount, $280 million was used to finance new spending and $670 million to maintain a balanced budget in Fiscal 2002.

(5)	Represents mainly debt of Hydro-Québec.

(6)	Canadian dollar equivalent on the dates indicated for loans in foreign currencies after currency swap agreements.

(7)	Percentages are based upon the prior calendar year’s GDP and Personal Income.

QUÉBEC
AIRPORT
ALUMINUM
CHEMICALS
ELECTRICITY
ELECTRONICS
FOREST PRODUCTS
MINERAL MINES
TOURISM
TRANSPORTATION EQUIPMENT
Kilometres
0
100
200
N
UNGAVA BAY
HUDSON BAY
QUÉBEC
JAMES BAY
La Grande
1
2
3
4
Churchill Falls
Fermont
Manicouagan
Matagami
Chibougamau
Havre St-Pierre
Sept-Îles
Port-Cartier
Baie Comeau
Amos
Saint-Félicien
Gaspé
Rouyn-Noranda
Val d'Or
Chicoutimi
Matane
GULF OF ST. LAWRENCE
NEWFOUNDLAND AND LABRADOR
La Tuque
La Pocatière
Québec
PRINCE EDWARD ISLAND
NEW BRUNSWICK
Trois-Rivières
See Details Below
Bécancour
Hull
Windsor
ONTARIO
Bromont
UNITED STATES
NOVA SCOTIA
ATLANTIC OCEAN
Mirabel
Varennes
Montréal-Est
MONTRÉAL
Longueuil
Saint-Laurent
Vieux-Montréal
Dorval
Vaudreuil
Beauharnois
CANADA
Québec
UNITED STATES OF AMERICA
MEXICO

Québec

Overview

Québec is the largest by area of the ten provinces in Canada (1,541,000 square kilometers or 594,860 square miles, representing 15.4% of the geographical area of Canada) and the second largest by population (7.5 million, representing 23.7% of the population of Canada, as of January 2004).

Québec has a modern, developed economy, in which the service sector contributed 70.6%, the manufacturing industry 21.7%, the construction industry 5.1% and the primary sector 2.6% of real GDP at basic 1997 prices in 2003. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), transportation equipment products (including aircraft and motor vehicles and associated parts), paper products, wood products and chemical products (notably pharmaceuticals). Québec also has significant hydroelectric resources, generating approximately one-third of the electricity produced in Canada.

Montréal and Ville de Québec, the capital of Québec, are the centers of economic activity. Montréal is one of the main industrial, commercial and financial centers of North America and is Canada’s second largest urban area as measured by population. Montréal is also Canada’s largest port, situated on the St. Lawrence River, which provides access to both the Atlantic Ocean and the inland navigation system of the Great Lakes.

French is the official language of Québec and is spoken by approximately 95% of its population.

Constitutional Framework

Canada is a federation of ten provinces and three federal territories, with a constitutional division of responsibilities between the federal and provincial governments as set out in The Constitution Acts, 1867 to 1982 (the “Constitution”).

Under the Constitution, each provincial government has exclusive authority to raise revenue through direct taxation within its territorial limits. Each provincial government also has exclusive authority to regulate education, health, social services, property and civil rights, natural resources, municipal institutions and, generally, to regulate all other matters of a purely local or private nature in its province, and to regulate and raise revenue from the exploration, development, conservation and management of natural resources.

The federal parliament is empowered to raise revenue by any method or system of taxation and generally has authority over matters or subjects not assigned exclusively to the provinces. It has exclusive authority over the regulation of trade and commerce, currency and coinage, banks and banking, national defense, naturalization and aliens, postal services, navigation and shipping, and bills of exchange, interest and bankruptcy.

The Constitution Act, 1982 (the “Constitution Act”), enacted by the parliament of the United Kingdom, provides, among other things, that amendments to the Constitution be effected in Canada according to an amending formula. The Constitution Act also includes various modifications to the Constitution. The Constitution Act came into effect in 1982 notwithstanding the opposition of the National Assembly of Québec (the “National Assembly”) and the government of Québec (the “Government”) to certain clauses relating to provincial jurisdiction and the terms of the amending formula.

Since 1982, the federal and provincial governments have attempted to remedy this situation by signing two constitutional accords, neither of which was ratified. The first, signed in 1987 but not ratified by the legislative assemblies of two provinces, included a proposal to recognize Québec as a distinct society within Canada. The second, dated 1992, which was also signed by the federal territories and the national associations of native peoples, was rejected by a majority of voters in six provinces, including Québec.

On September 7, 1995, the Government, then formed by the Parti Québécois which has as one of its principal objectives the sovereignty of Québec, presented a Bill entitled An Act respecting the future of Québec (the “Act”) in the National Assembly. The Act included, among other things, provisions authorizing the National Assembly to proclaim the sovereignty of Québec following a formal offer to the Government of Canada of a treaty of economic and political partnership. The Act was to be enacted only after a favorable vote in a referendum. Such a referendum was held on October 30, 1995. The result was 49.4% in favor of the Act and 50.6% against.

In 1996, the federal government, by way of a reference to the Supreme Court of Canada (the “Supreme Court”), asked the court to determine the legality, both under Canadian constitutional law and public international law, of a unilateral secession of Québec from Canada. The reference before the Supreme Court was heard without Québec’s participation in the hearing. On August 20, 1998, the Supreme Court decided, among other things, that under the Constitution, Québec may not secede unilaterally from Canada without negotiation with the other participants in the Canadian Confederation within the existing constitutional framework; Québec does not have the right under international law to secede unilaterally from Canada; nonetheless, the clear repudiation by the people of Québec of the existing constitutional order and the clear expression of the desire to pursue secession would confer legitimacy on demands for secession, and place an obligation on the other provinces and the federal government to acknowledge and respect that expression of democratic will by entering into negotiations and conducting these negotiations in accordance with constitutional principles, including federalism, democracy, constitutionalism, the rule of law, and the protection of minorities; and Québec would have to negotiate in accordance with these constitutional principles. The Supreme Court recognized however that should Québec, having negotiated in conformity with constitutional principles and values, face unreasonable intransigence on the part of other participants at the federal or provincial level, Québec would be more likely to be recognized than if it did not itself act according to constitutional principles in the negotiation process.

The Parti Québécois formed the Government from September 1994 until its reelection in November 1998 and then until the dissolution of the National Assembly for the general election of April 14, 2003. The Québec Liberal Party, a federalist party, won that election and now forms the Government. With regard to the constitutional issue, the Québec Liberal Party pursues a policy which emphasizes the values of Canadian federalism. In particular, its platform is focused on strengthening Québec’s place within the federation, on forming new alliances with the other provinces, and on promoting intergovernmental cooperation.

Government

Legislative power in Québec is exercised by the Parliament of Québec, which is comprised of the Lieutenant-Governor, who is appointed by the Governor General in Council of Canada, and the National Assembly. The National Assembly consists of 125 members elected by popular vote from single member districts. According to constitutional practice, the leader of the party with the largest number of elected members becomes Prime Minister and forms the Government.

Executive power in Québec is vested in the Lieutenant-Governor acting with, or on the recommendation of, the Conseil exécutif, which consists of the Prime Minister and the Cabinet (Conseil des ministres). The Conseil exécutif is accountable to the National Assembly.

The current National Assembly consists of 73 members of the Québec Liberal Party, 45 members of the Parti Québécois, four members of the Action Démocratique du Québec and one independent member. Two seats are vacant. Members are elected for a term of five years, subject to earlier dissolution of the National Assembly by the Lieutenant-Governor at the request of the Prime Minister. The mandate of the current Government extends through the next election which must be called no later than April 2008.

Native Peoples

Since the implementation of the 1975 James Bay and Northern Québec Agreement (the “Agreement”), Québec has been negotiating with representatives of various native communities for the settlement of their land claims over the territories covered by the Agreement. Negotiations to resolve these issues are currently underway with the Innus and Atikamekw nations. Under the Civil Code of Québec enacted on January 1, 1994, these rights of action could be extinguished by a ten-year legal prescription. On December 30, 2003, representatives of the Innus, Atikamekw and Algonguin nations (the “Plaintiffs”) filed seven legal actions against, amongst others, the Attorney-General of Canada and the Attorney-General of Québec seeking a judicial recognition of their aboriginal rights and title over certain areas of land in Québec which are partially covered by the Agreement, thus interrupting the impending legal prescription of their claims. Plaintiffs allege that their ancestral rights and title over these territories were not extinguished by the Agreement and seek damages and compensation for the unlawful use and exploitation of these lands for an aggregate amount of approximately $3 billion (subject to increase by the Plaintiffs). The Plaintiffs also seek various orders including rendering of accounts and revenue sharing from the use and management of the lands, notably in respect of the hydro-electric facilities and the forestry operations located on these lands.

Since January 2004, in order to allow for a negotiated settlement of this issue, the Government has signed agreements with four of the seven plaintiffs whereby the Government agreed to extend the legal prescription for another ten-year period in exchange for the withdrawal of these claims. As for the three remaining claims, an agreement has been reached for the suspension of the Innu community of Uashat’s claim for one year while negotiations are still underway with the Atikamekw and the community of Betsiamites. These remaining claims represent an aggregate amount of $2.05 billion.

Economy

Economic Developments in 2003

Canada. Gross domestic product (“GDP”) adjusted for inflation at chained 1997 prices (“real GDP”) increased at a rate of 2.0% in 2003 compared with a rate of 3.4% in 2002. This slowdown was mainly attributable to a deterioration in external trade. Final domestic demand increased by 3.6% in 2003, compared to 3.1% in 2002. Exports decreased by 2.4% in 2003 compared to an increase of 1.1% in 2002, while imports increased by 3.8% in 2003 compared to an increase of 1.4% in 2002.

Real consumer spending increased by 3.1% in 2003, compared to a 3.4% increase in 2002. Non-residential investment increased by 3.2% in 2003, due in particular to a 4.5% increase in machinery and equipment. Residential investment increased by 7.5%, due to a 6.5% increase in housing starts. Government investment increased by 6.8%. Government expenditure on goods and services increased by 3.8%.

The Consumer Price Index (“CPI”) increased by 2.8% in 2003. Overall employment rose 2.2%, while the unemployment rate decreased to 7.6% from 7.7% in 2002.

Québec. Real GDP growth slowed down to 1.6% in 2003, compared to a 4.0% increase in 2002. Final domestic demand increased by 3.8% in real terms, the same as in 2002. Real consumer spending increased by 3.5%, compared with 3.2% in 2002. The value of non-residential investment increased by 1.3%, with a 12.8% increase in the public sector offsetting an 4.7% decrease in the private sector. The value of residential investment increased by 15.1%. In 2003, international exports of goods decreased by 1.7% in volume and by 5.9% in value, compared with decreases of 2.2% and 3.6% respectively in 2002.

The CPI increased by 2.5% in 2003. Overall employment rose 1.6%, while the unemployment rate increased to 9.1% from 8.6% in 2002.

Table 1
Main Economic Indicators of Québec (1)

						Annual Compound
						Rate of Growth
	1999	2000	2001	2002	2003	1998-2003
	(dollar amounts in millions, except for per capita amounts)
GDP
At current market prices	$210,809	$225,202	$232,592	$245,559	$254,263	5.3%
	7.4%	6.8%	3.3%	5.6%	3.5%
At chained 1997 market prices	$206,467	$216,080	$220,019	$228,912	$232,611	3.7
	6.2%	4.7%	1.8%	4.0%	1.6%
Per capita at 1997 prices	$28,193	$29,371	$29,744	$30,755	$31,069	3.1
	5.8%	4.2%	1.3%	3.4%	1.0%
Personal income	$174,669	$187,159	$194,243	$201,461	$207,849	4.4
	4.3%	7.2%	3.8%	3.7%	3.2%
Per capita	$23,852	$25,440	$26,260	$27,067	$27,761	3.9
	3.9%	6.7%	3.2%	3.1%	2.6%
Capital expenditures	$33,681	$34,683	$36,193	$39,877	$42,080	5.6
	5.0%	3.0%	4.4%	10.2%	5.5%
Value of manufacturers’ shipments	$117,976	$136,920	$131,467	$130,264	$128,514	4.2
	12.9%	16.1%	-4.0%	-0.9%	-1.3%
Retail trade	$60,778	$63,481	$66,036	$69,910	$72,969	5.0
	6.3%	4.4%	4.0%	5.9%	4.4%
	(in thousands of persons)

Population (at July 1)	7,323	7,357	7,397	7,443	7,487	0.5
	0.4%	0.5%	0.5%	0.6%	0.6%
Labor force	3,702	3,753	3,807	3,930	4,017	1.9
	1.1%	1.4%	1.4%	3.2%	2.2%
Employment	3,357	3,438	3,475	3,593	3,650	2.2
	2.3%	2.4%	1.1%	3.4%	1.6%
Unemployment rate (level in percentage)	9.3%	8.4%	8.7%	8.6%	9.1%	N/A
	(1992 = 100)

CPI	108.0	110.6	113.2	115.5	118.4	2.2
	1.5%	2.4%	2.4%	2.0%	2.5%

(1)	Unless otherwise indicated, percentages are percentage changes from the previous year.

Source: Statistics Canada.

Economic Structure

In 2003, Québec accounted for 21.6% of Canada’s real GDP. The service sector accounted for 70.6% of Québec’s real GDP, compared with 26.8% for the secondary sector and 2.6% for the primary sector. Québec’s economy is influenced by developments in the economies of its major trading partners, especially the United States, which is Québec’s largest export market. In 2003, the value of exports to other Canadian provinces and the rest of the world represented 53% of Québec’s GDP.

The following table shows the contribution of each sector to real GDP which includes net taxes (taxes less subsidies) paid on factors of production. GDP is a measure of value added (the total value of goods delivered and services rendered less the cost of materials and supplies, fuel and electricity).

Table 2
Real Gross Domestic Product by Sector at Basic 1997 Prices (1)

						% of Total 2003
	1999	2000	2001	2002	2003	Québec	Canada
		(dollar amounts in millions)
Primary Sector:
Agriculture, forestry, fishing and hunting	$3,928	$3,740	$3,801	$3,756	$4,204	1.9%	2.3%
Mining and oil and gas extraction	1,567	1,520	1,552	1,577	1,570	0.7	3.5

	5,495	5,260	5,353	5,333	5,774	2.6	5.8

Secondary Sector:
Manufacturing	43,744	48,250	47,648	48,482	47,454	21.7	17.5
Construction	8,450	9,128	9,799	10,463	11,229	5.1	5.4

	52,194	57,378	57,447	58,945	58,683	26.8	22.9

Service Sector:
Community, business and personal services	44,802	46,599	47,665	49,364	50,807	23.2	23.3
Finance, insurance and real estate	33,084	33,799	35,188	36,919	37,838	17.3	19.2
Wholesale and retail trade	20,722	21,893	22,701	24,797	25,812	11.8	11.8
Governmental services	12,044	12,521	12,859	13,315	13,697	6.3	5.7
Information and cultural services	7,935	8,247	8,861	9,502	9,553	4.3	4.2
Transportation and warehousing	8,602	9,086	9,096	9,216	9,140	4.2	4.5
Other utility services	7,838	7,929	7,522	7,754	7,735	3.5	2.6

	135,028	140,074	143,893	150,867	154,582	70.6	71.3

Real GDP	$192,717	$202,712	$206,693	$215,145	$219,039	100.0%	100.0%

(1) North American Industrial Classification System (NAICS) and 1997 constant dollars.

Source: Institut de la statistique du Québec and Statistics Canada.

Primary Sector. In 2003, the primary sector, which includes agriculture, forestry, fishing and hunting, and mining and oil and gas extraction, contributed 2.6% of real GDP and accounted for 2.6% of employment in Québec. Québec’s forests, covering 1,140,000 square kilometers or 440,000 square miles, are among its most important natural resources. Québec’s logging operations were estimated to have produced approximately 1.5 billion cubic feet of timber in 2003, generating revenue of $2.5 billion from sales to domestic and foreign customers.

In mining and oil and gas extraction, which represented 27.2% of the primary sector in 2003, production is concentrated mainly in gold, iron ore, cement, nickel and zinc. In 2003, the value of mineral production amounted to $3.7 billion.

Secondary Sector. In 2003, the secondary sector, which consists of the manufacturing and construction industries, contributed 26.8% of real GDP and accounted for 22.2% of employment in Québec. In terms of real GDP, the construction industry recorded a 7.3% increase in 2003 over 2002. Real GDP in manufacturing decreased by 2.1% as export markets weakened in 2003. The total value of manufacturers’ shipments decreased by 1.3% to $128.5 billion in 2003, representing 23.5% of total Canadian shipments. Shipments of computer and electronic products (including telecommunications products) decreased by 17.3% in 2003, the third consecutive year in which those shipments have decreased, as a result of a significant decline in world demand, particularly for telecommunication products.

Durable goods accounted for 56.0% of manufacturing real GDP and 52.2% of manufacturing employment. The leading manufacturing industries in Québec are food products, primary metal products (including aluminum smelting), transportation equipment products (including aircraft and motor vehicles and associated parts), paper products, wood products and chemical products (notably pharmaceuticals) . As a result of its competitive advantage in low cost electricity production, Québec is one of the world’s leading producers of aluminum.

Table 3

Value of Manufacturers’ Shipments (1)

						% of Total
	1999	2000	2001	2002	2003	2003
		(dollar amounts in millions)
Food	$12,341	$12,900	$14,229	$14,415	$15,169	11.8%
Primary metals	11,166	14,127	13,703	14,324	14,769	11.5
Transportation equipment	13,817	16,706	16,236	13,533	12,570	9.8
Paper	11,020	12,111	11,993	11,599	10,620	8.3
Wood	7,990	8,340	8,032	8,925	8,848	6.9
Chemicals	7,051	7,559	8,231	8,557	8,556	6.7
Petroleum and coal	4,040	6,982	6,673	7,138	8,007	6.2
Fabricated metals	5,736	6,452	6,441	6,566	6,598	5.1
Plastics and rubber	4,709	4,800	5,067	5,709	6,038	4.7
Computers and electronics	10,095	15,162	8,626	7,077	5,856	4.5
Machinery	5,108	5,216	5,180	5,107	4,920	3.8
Clothing	4,364	4,689	4,746	4,567	4,246	3.3
Other	20,539	21,876	22,310	22,748	22,317	17.4

	$117,976	$136,920	$131,467	$130,264	$128,514	100.0%

(1) North American Industrial Classification System (NAICS).

Source: Statistics Canada.

Service Sector. The service sector includes a wide range of activities such as community, business and personal services, finance, insurance and real estate, wholesale and retail trade, governmental services, information and cultural services, transportation and warehousing, and other utility services. In 2003, the service sector contributed 70.6% of real GDP and accounted for 75.2% of employment in Québec.

In terms of real GDP, increases in the service sector in 2003 occurred in wholesale and retail trade (4.1%), governmental services (2.9%), community, business and personal services (2.9%), finance, insurance and real estate (2.5%) and information and cultural services (0.5%). Decreases were registered in transportation and warehousing (-0.8%) and other utility services (-0.2%).

Due to Québec’s large territory, transportation facilities are essential to the development of its economy. Water transportation is provided mainly through the St. Lawrence River and Seaway. Approximately 28% of all international tonnage handled in Canadian ports in 2002 (the last year for which information is available) passed through Québec’s shipping facilities. Highway, rail and air transportation systems service the populated areas, with higher concentrations in the metropolitan areas of Montréal and Ville de Québec.

The financial sector includes large Canadian and foreign financial institutions, Québec’s cooperative institutions and Government financial intermediary enterprises and fiduciary agencies (particularly the Caisse de dépôt et placement du Québec).

Capital Expenditures. In 2003, the value of capital expenditures by the private and public sectors increased by 5.5% in Québec. Total capital expenditures increased as a result of a 15.1% increase in residential investment while non-residential investment increased by only 1.3%. Concerning non-residential investment, a 12.8% increase in the public sector completely offset a 4.7% decrease in the private sector.

The increase in non-residential investment resulted in major part from increases in information, cultural and other utilities (16.0%), construction (13.2%), governmental, educational, health and social services (9.5%) and manufacturing (5.2%). These increases were partially offset by decreases in agriculture, forestry, fishing and hunting (-24.7%), business services, accommodation and other services (-11.0%), finance, insurance and real estate operators (-10.7%), mining and oil and gas extraction (-9.4%), transportation and storage (-6.9%) and wholesale and retail trade (-6.6%).

Table 4

Private and Public Sectors Capital Expenditures in Québec (1)

						% of Total
	1999	2000	2001	2002	2003(2)	2003
		(dollar amounts in millions)
Non-residential Investment:
Governmental, educational, health and social services	$4,779	$4,876	$5,410	$6,435	$7,048	16.7%
Information, cultural and other utilities	4,134	4,086	4,245	4,144	4,808	11.4
Manufacturing	5,750	6,374	5,022	4,310	4,534	10.8
Finance, insurance and real estate operators	4,142	3,999	4,396	4,564	4,074	9.7
Wholesale and retail trade	1,604	1,601	1,917	2,170	2,026	4.8
Transportation and warehousing	1,674	1,439	1,697	1,904	1,772	4.2
Business services, accommodation and other services	1,670	1,868	1,831	1,983	1,764	4.2
Construction	580	646	706	854	967	2.3
Agriculture, forestry, fishing and hunting	816	804	721	841	633	1.5
Mining and oil and gas extraction	1,077	1,190	819	553	501	1.2

	$26,225	$26,883	$26,764	$27,758	$28,125	66.8%
Residential Investment	7,456	7,800	9,429	12,119	13,955	33.2

	$33,681	$34,683	$36,193	$39,877	$42,080	100.0%

Private sector	$26,935	$27,546	$28,188	$30,319	$31,295	74.4%
Public sector	6,746	7,137	8,005	9,558	10,785	25.6

	$33,681	$34,683	$36,193	$39,877	$42,080	100.0%

(1) North American Industrial Classification System (NAICS).

(2) Preliminary estimates.

Source: Statistics Canada.

International Exports. International exports of goods originating from Québec, computed by the Institut de la statistique du Québec from data on Canada’s total exports of goods, were $64.2 billion for 2003, compared with $68.2 billion for 2002, representing a decrease of 5.9%. Declines occurred in 2003 in the value of exports of motor vehicles and associated parts resulting in part from the permanent closure in August 2002 of the assembly plant of General Motors of Canada, located in Boisbriand, Québec (-35.3%), paperboard and other paper (-12.9%), chemical products (-9.5%), lumber and wood products (-8.6%), clothing and apparel (-8.4%), newsprint and printing paper (-8.1%), tools and other equipment (-7.2%), electronic products (-6.5%) and aluminum and alloys (-1.4%). The decrease in exports of electronic products is the result of a significant decline in world demand, particularly for telecommunication products, from 2001 to 2003 following a period of strong growth . These declines were partially offset by gains in the value of exports of machinery (5.3%) and aircraft and associated parts (4.3%).

The United States is Québec’s principal international export market, accounting for 83.2% of the international exports of goods in 2003.

Table 5

Québec’s International Exports of Goods

						% of Total
	1999	2000	2001	2002	2003	2003
		(dollar amounts in millions)
Aircraft and associated parts	$6,403	$8,043	$10,858	$10,428	$10,960	17.1%
Aluminum and alloys	4,199	4,630	5,168	5,266	5,194	8.1
Electronic products	8,084	13,283	6,678	4,639	4,336	6.7
Newsprint and printing paper	4,077	4,604	4,734	3,975	3,652	5.7
Lumber and wood products	4,005	3,744	3,618	3,474	3,175	4.9
Tools and other equipment	2,060	2,370	2,313	2,429	2,255	3.5
Machinery	1,912	2,004	2,064	1,990	2,095	3.3
Motor vehicles and associated parts	3,101	3,544	2,908	2,965	1,917	3.0
Chemical products	1,551	1,813	2,048	2,045	1,850	2.9
Clothing and apparel	1,515	1,664	1,699	1,760	1,613	2.5
Paperboard and other paper	1,349	1,449	1,486	1,528	1,331	2.1
Other goods	23,808	26,972	27,244	27,748	25,850	40.2

Total	$62,063	$74,120	$70,819	$68,246	$64,228	100.0%

Source: Institut de la statistique du Québec.

Canada is a member of the World Trade Organization (“WTO”) and has also signed other trade agreements in order to promote commerce with economic partners. In 1989, the United States and Canada entered into a free trade agreement (“FTA”) which has led to the gradual elimination of tariffs on goods and services between the two countries and to the liberalization of trade in several sectors including the energy sector. The FTA provides for a binding binational review of domestic determinations in antidumping and countervailing duty cases and for binational arbitration of disputes between Canada and the United States as to either’s compliance with the FTA or with the rules of the WTO. In 1994, Canada, the United States and Mexico signed a similar free trade agreement, the North American Free Trade Agreement (“NAFTA”), which resulted, with a few exceptions, in the gradual elimination by 2003 of tariffs on goods and services among Canada, the United States and Mexico. In April 1998, negotiations were undertaken between countries of the Americas (North, Central and South) to reach a new trade agreement by 2005 (Free Trade Area of the Americas). In other bilateral initiatives, Canada entered into similar free trade agreements in 1997 with Chile and Israel and in 2000 with Costa Rica.

On April 23, 2001, in response to a petition filed with the U.S. Department of Commerce (“DoC”) and the U.S. International Trade Commission (“ITC”) by a coalition of American lumber producers and various labor unions, the DoC instituted countervailing duty and antidumping investigations with respect to softwood lumber imports from Canada that were allegedly subsidized by the federal and provincial governments for the period from April 1, 2000 through May 31, 2001. Meanwhile, the ITC proceeded with its own investigations and issued on May 23, 2001 a preliminary determination that there was a reasonable indication that an industry in the United States was threatened with material injury by reason of imports of softwood lumber from Canada. As a result, both investigations were allowed to continue to final determinations. On March 22, 2002, the DoC issued its final decision establishing countervailing duties (“CVD”) of 18.79% and antidumping duties (“AD”) of 8.43%. On May 2, 2002, the ITC also determined under a final decision that there existed a threat of injury to the U.S. industry and, therefore, permanent combined duties of 27.22% were levied by American customs as of May 22, 2002. The Government and the federal government have consistently denied these allegations.

The federal government and the Canadian lumber industry are challenging the U.S. measures under NAFTA and WTO agreements. In 2003 and 2004, a NAFTA panel and a WTO panel each issued preliminary rulings concluding that the ITC’s method of calculating CVD and AD should be reviewed. Following these preliminary rulings of the NAFTA and WTO panels, the DoC reviewed its prior determinations and issued new final determinations on January 12, 2004 and April 21, 2004 establishing CVD of 13.23% and AD of 8.85%. On March 22, 2004 and April 19, 2004 respectively, the WTO and NAFTA panels found that the ITC’s determination of a threat of a material injury caused by Canadian softwood lumber imports was fundamentally flawed and inconsistent with U.S. laws and WTO and NAFTA rules. On June 7, 2004, the NAFTA panel issued a decision and asked the DoC to reconsider its final determination revising the CVD rate of 13.23% and to recalculate its benchmark prices for CVD by July 30, 2004. In the meantime, on June 3, 2004, the DoC issued a new preliminary determination establishing CVD of 9.24% and AD of 3.98% for the period from May 22, 2002 through March 31, 2003. A final determination of the DoC is expected in December 2004. Representatives of the federal and provincial governments are negotiating with representatives of the DoC to find alternative ways of resolving the dispute. The American and Canadian lumber industries are also involved in these discussions.

Labor Force. In 2003, the labor force was estimated at 4.0 million persons, an increase of 2.2% from 2002. The labor force participation rate for 2003 was estimated at 66.0% in Québec, compared with 67.5% in Canada. Total employment increased by 1.6% in 2003 in Québec, compared with an increase of 2.2% in Canada. The unemployment rate increased from 8.6% in 2002 to 9.1% in 2003 in Québec, compared with a decrease from 7.7% to 7.6% in Canada for the same period.

Energy. Of the total energy consumed in Québec in 2002 (the last year for which information is available), energy derived from electricity accounted for 37.6%, oil for 37.3%, natural gas for 13.8%, biomass for 10.3 % and coal for 1.0%.

Québec generates approximately one-third of all electricity produced in Canada and is one of the largest producers of hydroelectricity in the world. In 2003, approximately 96 % of all electricity produced in Québec was from hydroelectric installations. More than 41,500 megawatts (“MW”) of hydroelectric capacity (including the capacity of independent producers and the firm capacity currently available from Churchill Falls (Labrador) Corporation Limited) have been or are in the process of being developed. Of the total electricity produced in Québec in 2003, 7.4 % was exported to the United States and to other Canadian provinces, compared with 12.2 % in 2002.

Government Finances

Financial Administration

The Minister of Finance is responsible for the general administration of the Government’s finances. The Financial Administration Act, the Balanced Budget Act and the Act to establish a budgetary surplus reserve fund govern the management of public monies of Québec and the Public Administration Act governs the management of financial, human, physical and information resources of the Administration. The Conseil exécutif issues Orders in Council which authorize the Minister of Finance to enter into financial contracts, including those related to borrowings by the Government. The Conseil du trésor determines the accounting policies. The accounts of the Government are kept on a modified accrual basis. The fiscal year of the Government ends March 31. The Auditor General is responsible for auditing the consolidated financial statements of the Government and reporting annually to the National Assembly(1).

All revenues and monies over which the Parliament has power of appropriation form the Consolidated Revenue Fund of Québec. The Budget and appropriations from the Consolidated Revenue Fund and consolidated organizations are published at the beginning of each fiscal year. Interim financial statements and revisions to the Budget forecast are published quarterly.

Transactions are classified as “budgetary”, “non-budgetary” or “financing”:

•	budgetary transactions include:

     With respect to the Consolidated Revenue Fund:

-	revenue consisting of taxes, duties and permits, net results from Government enterprises (2), transfers from the federal government and miscellaneous sources; and

-	expenditure consisting of operating expenditures for goods and services which include, among other things, transfer payments, remuneration, and debt service.

     With respect to consolidated organizations (3):

-	the net result of their self-generated revenues less their expenditures offset by transfers from the Consolidated Revenue Fund.

•	non-budgetary transactions include changes in the balances of investments, loans and advances made by the Government, particularly to its own enterprises, changes in net fixed assets made by the Government, changes in the retirement plans liability and changes in other accounts.

•	financing transactions include changes in cash position, changes in direct debt and changes in the retirement plans sinking fund.

The Balanced Budget Act is designed to ensure that over time and on a cumulative basis the Government maintains budgetary balance. Any sum lacking for meeting the budgetary balance or surplus objectives determined by the Act (an “overrun”) of less than $1 billion in a fiscal year must be offset by the Government in the next fiscal year. If an overrun exceeding $1 billion stems from any of the exceptional circumstances defined in the Act, the Government may exceed the deficit objective for more than one year, but must offset the overrun over a maximum period of five years. If the Government achieves a surplus in its budgetary objectives for a fiscal year, it may then incur overruns in subsequent fiscal years up to the amount of that surplus. However, if the Government is operating under an offsetting financial plan, it must apply any surplus to offset any already recorded or anticipated overruns.

Under the Act to establish a budgetary surplus reserve fund, a surplus may be appropriated to a budgetary reserve fund which may be used for capital projects or projects of defined duration or for the maintenance of a budgetary balance when circumstances mentioned in the Act arise. The amounts paid into the reserve remain under full Government control.

(1)	Audited financial statements and relevant Auditor General’s report are included as exhibits to the Annual Report on Form 18-K of which this document is a part.

(2)	A Government enterprise is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court. Its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government’s reporting entity.

(3)	Consolidated organizations are those entities required to report to the National Assembly for the management of their operations and for the use of their financial resources. They include organizations and special funds which pursue objectives complementary to governmental programs but exclude Government enterprises. From an administrative and accounting point of view, consolidated organizations are under the direct control of the Government and form entities distinct from the Consolidated Revenue Fund.

In Fiscal 2001, a surplus of $427 million was achieved after the creation of a reserve of $950 million. In Fiscal 2002, a surplus of $22 million was achieved through the use of the budgetary reserve of $950 million created in Fiscal 2001. In Fiscal 2003, there was a deficit of $694 million. Notwithstanding the overrun in Fiscal 2003, the Government remains in compliance with the Balanced Budget Act as a result of the accumulated surpluses achieved as at the end of Fiscal 2002. The preliminary results for Fiscal 2004 indicate that a balanced budget was achieved, prior the consideration of exceptional losses of $364 million of the Société générale de financement du Québec (“SGF”). On March 30, 2004, the Government presented a balanced budget for 2004-2005.

The following table summarizes the consolidated financial transactions of the Government for the three years ended March 31, 2003, the preliminary results for Fiscal 2004 and the budget forecast for Fiscal 2005.

Table 6
Summary of Consolidated Financial Transactions(1)

	Year ending March 31
				Preliminary	Budget
				Results	Forecast
	2001	2002	2003	2004	2005
	(dollar amounts in millions)
Budgetary transactions of Consolidated Revenue Fund
Own-source revenue before exceptional losses of SGF(2)	$40,921	$39,023	$41,197	$42,824	$45,358
Federal transfers	7,895	8,885	8,932	9,377	8,476

Total revenue	48,816	47,908	50,129	52,201	53,834

Program spending	(40,751)	(42,380)	(44,316)	(45,800)	(47,151)
Debt service	(6,972)	(6,687)	(6,536)	(6,668)	(6,939)

Total expenditure	(47,723)	(49,067)	(50,852)	(52,468)	(54,090)
Net results of Consolidated Revenue Fund	1,093	(1,159)	(723)	(267)	(256)
Net results of consolidated organizations	284	322	368	267	256
Budgetary reserve
Funds allocated to reserve(3)	(950)	—	—	—	—
Use of funds allocated to reserve(3)	—	950	—	—	—

Consolidated budget balance before exceptional losses of SGF	427	113	(355)	0	0

Exceptional losses of SGF	—	(91)	(339)	(364)	—

Consolidated budget balance	427	22	(694)	(364)	0

Consolidated non-budgetary transactions
Investments, loans and advances	(1,632)	(1,142)	(1,649)	(1,077)	(996)
Fixed assets	(473)	(995)	(1,482)	(978)	(1,158)
Retirement plans	1,793	2,089	2,007	2,221	2,118
Other accounts(4)	(631)	(589)	240	(1,235)	(428)

	(943)	(637)	(884)	(1,069)	(464)

Consolidated net financial requirements	$(516)	$(615)	$(1,578)	$(1,433)	$(464)

Consolidated financing transactions
Change in cash position(5)	(1,006)	236	(3,090)	2,466	1,644
Change in direct debt (6)(7)	3,541	3,519	6,309	1,331	1,365
Retirement plans sinking fund(8)	(2,019)	(3,140)	(1,641)	(2,364)	(2,545)

Total financing of consolidated transactions	$516	$615	$1,578	$1,433	$464

(1)	The categories set forth below reflect the presentation of the 2004-2005 Budget.

(2)	In fiscal 2003 provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail (“CSST”), the functions of which were transferred to a trust fund effective as of January 2003.

(3)	In the 2001-2002 Budget, the then Finance Minister announced the creation of a reserve of $950 million out of budgetary surpluses posted in Fiscal 2001. Of this amount, $280 million was used to finance new spending and $670 million to maintain a balanced budget in Fiscal 2002.

(4)	Reflects year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.

(5)	A positive number indicates a net decrease in cash.

(6)	The change in direct debt includes new long-term borrowings less repayment of long-term borrowings and the change in temporary borrowings outstanding. Previously, the change in temporary borrowings outstanding was included in the change in cash position.

(7)	Represents mainly new borrowings of $9,127 million, $9,011 million, $11,430 million, $7,355 million, and $7,884 million for each of Fiscal 2001 through 2005, respectively, less repayment of borrowings.

(8)	This sinking fund receives amounts to cover retirement benefits payable by the Government under the public and parapublic sector retirement plans (see “Consolidated Non-Budgetary Transactions Relating to Retirement Plans”).

2003-2004 Preliminary Results

Preliminary results for the Government’s financial transactions in Fiscal 2004 indicate that a balanced budget was achieved, prior to consideration of the exceptional losses of SGF. Taking into account these additional losses, the preliminary deficit stands at $364 million.

The revenue of the Consolidated Revenue Fund for Fiscal 2004 is expected to be $317 million lower than forecasted in the June 12, 2003 Budget. Excluding Government enterprises, the downward adjustment to own-source revenue amounts to $537 million. This adjustment reflects mainly the lower-than-expected revenue from personal and corporate taxes. The profits of Government enterprises, before the exceptional losses of SGF, are revised upward by $31 million. Federal transfers are expected to be $189 million higher than budgeted in June 2003. This revision reflects the implementation of a mechanism to defer and spread out part of the downward revisions in equalization and Canada Health and Social Transfer (“CHST”) revenues. The amount deferred totals $1,161 million and will be spread out over five years starting in 2005-2006. However, in the absence of this mechanism, revenue from federal transfers would have been revised downward by $972 million in 2003-2004, mainly because of a major upward adjustment of Québec’s relative fiscal capacity for equalization purposes in regard to personal and corporate tax, which lowers federal transfers to Québec under that program.The Equalization program is designed to enable less affluent provinces to offer relatively comparable public services without substantially raising taxes, by increasing their federal transfers and thus reducing financial inequalities among the provinces.

SGF has registered losses over the past three years. For 2003, the SGF announced a loss of $511 million stemming mainly from the complete reevaluation of its investment portfolio under the supervision of an independent accounting firm. These losses represent $364 million in the 2003-2004 Government’s results.

Expenditure of the Consolidated Revenue Fund was revised downward by $194 million compared with the Budget of June 2003 as debt service reflects lower-than-expected interest rates. The forecast of $45,800 million in program spending (expenditures excluding debt service) was maintained. Additional spending was incurred mainly because of the lower-than-anticipated reduction in the number of households which received employment assistance. However, equivalent savings were realized in other programs.

The net results of consolidated organizations amount to $267 million, which represent $123 million more than forecast in the June 2003 Budget.

2004-2005 Budget

The Government expects to maintain a balanced budget in Fiscal 2005, including $880 million budgeted to come from gains on the sale of assets and the disposition of investments that have matured or are deemed less necessary to the proper conduct of operations of Government corporations. The Government expects net financial requirements of $464 million in 2004-2005. The net financial requirements of consolidated organizations amount to $964 million while the net financial surpluses of the Consolidated Revenue Fund are budgeted to be $500 million.

In 2004-2005, total revenue is forecast to be $53,834 million, an increase of 3.1% compared with the preliminary results for 2003-2004. Own-source revenue is budgeted at $45,358 million, an increase of 5.9% compared with 2003-2004. The largest increases were recorded in corporate income tax due to the impact of the fiscal measures announced in the 2003-2004 and 2004-2005 budgets, and in Government enterprises, arising from the additional revenue of $880 million following the sale of some of their assets. Nearly 84% of total revenue comes from own-source revenue. Federal transfers are expected to decline by 9.6% ($8,476 million) reflecting the non-recurrence of the bulk of the federal transfer increases stemming from the February 2003 federal announcement on health care. After generating additional revenue of $1.6 billion in 2003-2004, these health care transfers will account for only $352 million in 2004-2005. However, the establishment of a refundable equalization floor mechanism will make it possible to defer the reimbursement of $1,142 million and to spread it over five years starting in 2005-2006. Without this mechanism and the one established for 2003-2004, federal transfers would have fallen by 11.4%.

The Government’s expenditure is expected to total $54,090 million in Fiscal 2005, 3.1% higher than the preliminary results of Fiscal 2004. Program spending will increase by 2.9% in Fiscal 2005 to $47,151 million. Nearly 95% of the growth in program spending is attributable to health and social services sector and to education. The ratio of the Government’s program spending to GDP is budgeted to decrease to 17.5% in 2004-2005. Total debt service is expected to increase by 4.1% to $6,939 million. The portion of revenue allocated to total debt service is budgeted to represent 12.9% in 2004-2005, a decline from 14.3% in 2000-2001.

The consolidated organizations are budgeted to provide net results of $256 million in 2004-2005, a decline of $11 million compared with net results recorded in 2003-2004.

The projections in the 2004-2005 Budget reflect the following assumptions regarding the economy of Québec for 2004.

Table 7
Economic Assumptions included in the 2004-2005 Budget for the Year 2004

Percentage Change
GDP:
At current market prices	4.3%
At market prices (1997 prices)	2.7
Personal income	4.4
Business non-residential capital expenditures (1997 prices)	9.0
Consumer expenditures	4.1
Labor force	1.4
Employment	1.5

Average Rate
Unemployment rate	9.1%

Source:	Ministère des Finances du Québec.

Note:	Economic assumptions, such as those included in the table above and this report and in all amendments to this report are developed by Québec for and are a necessary part of the budget process. Actual results may differ materially from these assumptions.

Consolidated Revenue Fund Revenue by Source Before the Exceptional Losses of SGF

Table 8
Consolidated Revenue Fund Revenue by Source Before the Exceptional Losses of SGF

	Year ending March 31
				Preliminary	Budget
				Results	Forecast	% of Total
	2001	2002	2003	2004	2005	2005
	(dollar amounts in millions)
Own-source revenue
Income and property taxes
Personal income tax	$16,984	$15,791	$16,048	$16,454	$17,201	32.0%
Contributions to Health Services Fund	4,488	4,291	4,068	4,658	4,869	9.0
Corporate taxes	4,217	4,029	3,735	3,837	4,248	7.9

	25,689	24,111	23,851	24,949	26,318	48.9

Consumption taxes
Sales	7,374	7,557	8,331	9,003	9,232	17.2
Fuel	1,536	1,536	1,645	1,670	1,681	3.1
Tobacco	483	652	867	923	986	1.8

	9,393	9,745	10,843	11,596	11,899	22.1

Duties and permits
Motor vehicles	646	662	690	700	713	1.3
Alcoholic beverages	146	140	155	156	160	0.3
Natural resources	265	188	201	124	80	0.2
Other	180	177	178	171	174	0.3

	1,237	1,167	1,224	1,151	1,127	2.1

Miscellaneous
Sales of goods and services	406	412	440	434	437	0.8
Interest	390	395	321	332	362	0.7
Fines, forfeitures and recoveries	310	371	417	389	392	0.7

	1,106	1,178	1,178	1,155	1,191	2.2

Revenue from Government enterprises before exceptional losses of SGF(1)
Société des alcools du Québec	471	489	540	563	601	1.1
Loto-Québec	1,358	1,352	1,353	1,393	1,419	2.7
Hydro-Québec	1,160	1,041	1,840	2,026	2,040	3.8
Other(2)	507	(60)	368	(9)	763	1.4

	3,496	2,822	4,101	3,973	4,823	9.0

Total own-source revenue before exceptional losses of SGF	40,921	39,023	41,197	42,824	45,358	84.3

Federal transfers
Equalization	5,650	5,336	5,315	4,065	4,942	9.2
Canada Health and Social Transfer	1,597	2,958	2,648	4,266	2,890	5.4
Other transfers related to fiscal arrangements	30	27	34	64	25	—
Other programs	618	564	935	982	619	1.1

Total federal transfers	7,895	8,885	8,932	9,377	8,476	15.7

Total revenue before exceptional losses of SGF	$48,816	$47,908	$50,129	$52,201	$53,834	100.0%

(1)	Includes the dividends declared and the changes in surpluses or deficits accumulated by Government enterprises, which are consolidated with a corresponding revaluation of the investment held by the Government. The declared dividends were $2,339 million, $2,360 million, $2,624 million and $3,022 million for each of Fiscal 2001 through 2004, respectively, and are budgeted to be $4,082 million for Fiscal 2005.

(2)	In fiscal 2003 provincial own-source revenue includes a non-cash entry of $739 million, reflecting elimination of the accumulated deficit in a government agency, the Commission de la santé et de la sécurité au travail (“CSST”), the functions of which were transferred to a trust fund effective as of January 2003.

Taxes. The Government and the federal government share the power to levy personal income taxes in Québec. The Government levies and collects its own personal income tax at rates ranging, for 2004, from 16% to 24% in three brackets.

Québec corporations are subject to taxation at the provincial level on profits, capital and wages. A provincial tax rate of 8.9% is applied on active business income of corporations, regardless of their size, and a rate of 16.25% is applied on non-active business income.

The corporate tax on capital is at 0.6% since 2003. The exemption on paid-up capital was raised from $250,000 to $600,000 on January 1, 2004 and will be raised to $1 million on January 1, 2005. Thus, as of January 2005, approximately 75% of businesses in Québec will no longer pay the Québec tax on capital.

A tax on wages is applied to finance the Health Services Funds. The tax rate is 2.7% for payrolls under $1 million. The rate increases proportionally from 2.7% to 4.26% for payrolls between $1 million and $5 million. For payrolls over $5 million, the tax rate is 4.26%.

Québec’s corporate tax system provides incentives for the development of the new economy (tax credits in research and development), encourages investment (ten-year partial tax holiday for manufacturing small and medium enterprises (“SMEs”) in remote resource regions) and supports secondary and tertiary processing activities in resource-based regions (including Abitibi-Témiscamingue, Bas-Saint-Laurent, Côte-Nord, Gaspésie-Îles-de-la-Madeleine, Mauricie, Nord-du-Québec and Saguenay-Lac-Saint-Jean).

The 2003-2004 Budget reduced many tax incentives with a first series of tightening measures. The 2004-2005 Budget imposed an additional series of tightening measures of tax incentives offered to businesses (for example, elimination of the five-year tax holiday for new corporations), while enhancing and improving the effectiveness of other measures (for example, tax credits applicable in the resource-based regions).

The Québec Sales Tax (“QST”) is a multi-stage value-added tax which applies uniformly at each stage of the production and marketing of goods and services. A mechanism provides refunds of the tax paid on inputs at various stages of production in order to avoid double taxation. For large businesses, refunds of QST are not allowed on energy (unless used to produce movable property), telecommunications, road vehicles, fuel and meals and entertainment. The QST rate is 7.5%.

On June 30, 2003, the Grand Chief of the Assembly of First Nations of Québec and Labrador filed a motion in the Québec Superior Court for authorization to file a class action on behalf of all status Indians (except for James Bay Crees) who have paid Québec fuel tax since July 1, 1973 (the date on which this tax came into force) on purchases of fuel on a reserve in Québec. Québec fuel tax legislation requires status Indians to pay the fuel tax embedded in the price of fuel at the pump but allows them to claim a rebate of the tax paid from the Québec Ministry of Revenue. The proposed class action alleges that many status Indians failed to file a rebate claim for the fuel tax they paid and that the rebate system is not valid as the tax should not have been paid in the first place in view of the federal Indian Act which exempts from taxes the property of a status Indian when it is located on a reserve. The amounts the proposed class action could potentially involve have not yet been ascertained. The motion has not yet been heard and both the claimant, the Grand Chief of the Assembly of First Nations of Québec and Labrador, and the Minister responsible for Aboriginal Affairs have publicly indicated their preference for a negotiated settlement of this issue.

Federal Transfers. A major category of federal transfers is equalization. Equalization is designed to enable provincial governments to offer reasonably comparable levels of public services without having to impose unduly high taxation. The equalization program was renewed in May 2004 for a period of five years. However, several issues were not addressed by the 2004 renewal and the program’s adequacy will be reviewed by the First Ministers at their next meeting.

The federal government contributes to the financing of provincial health, post-secondary education and income security programs by means of the CHST. There are two types of transfers under the CHST: tax transfers and cash transfers. Total entitlements per province are first established, from which tax transfers are deducted to arrive at cash transfers. Tax transfers represent a portion of the federal personal and corporate income tax collected in the provinces. Cash transfers fluctuate based on total entitlements and the value of taxes transferred in a given year.

Until 2000-2001, total entitlements were distributed to reflect 1995-1996 Established Program Financing (EPF) and Canada Assistance Plan (CAP) shares, adjusted to reflect demographic growth and each province’s share of Canada’s total population. Since 2001-2002, the distribution of total entitlements reflects each province’s share of the population. Other federal transfers generally represent cost-sharing agreements for education, regional economic development and the labor market.

Consolidated Revenue Fund Expenditure

Table 9
Consolidated Revenue Fund Expenditure

	Year ending March 31
				Preliminary	Budget
				Results	Forecast	% of Total
	2001	2002	2003	2004	2005	2005
	(dollar amounts in millions)
Economy and environment:
Transportation	$1,501	$1,406	$1,429	$1,488	$1,645	3.0%
Employment	975	962	969	944	903	1.6
Agriculture, fisheries and food	714	651	641	664	647	1.2
Environment	551	774	751	749	669	1.3
Other	2,180	1,955	2,030	1,763	1,732	3.2

	5,921	5,748	5,820	5,608	5,596	10.3

Education and culture:
Educational institutions(1)	9,604	9,975	10,510	10,841	11,140	20.6
Culture and communications	528	479	490	512	531	0.9
Teachers pension plan(1)	520	566	589	628	638	1.2
Other	158	193	188	181	155	0.3

	10,810	11,213	11,777	12,162	12,464	23.0

Health and social services:
Health and social services(1)	12,156	12,894	13,309	14,200	14,850	27.5
Régie de l’assurance-maladie du Québec(2)	3,939	4,295	4,610	4,905	5,221	9.6

	16,095	17,189	17,919	19,105	20,071	37.1

Support for individuals and families:
Income security	3,133	3,132	3,216	3,258	3,218	6.0
Other	1,571	1,710	1,816	1,983	2,020	3.7

	4,704	4,842	5,032	5,241	5,238	9.7

Administration and justice:
Public security	744	799	871	924	885	1.6
Revenue(3)	715	613	778	642	617	1.1
Municipal affairs	517	630	621	572	733	1.4
Justice	319	341	364	382	392	0.7
Retirement and insurance plans(1)	270	312	313	292	296	0.6
Other	656	693	821	872	1,054	2.0

	3,221	3,388	3,768	3,684	3,977	7.4

Anticipated lapsed appropriations	—	—	—	—	(150)	(0.2)
Appropriations carried over in 2005-2006	—	—	—	—	(45)	(0.1)

	—	—	—	—	(195)	(0.3)

Total program spending	40,751	42,380	44,316	45,800	47,151	87.2

Debt service:
Direct debt service	4,378	3,970	3,888	3,926	4,131	7.6
Interest on retirement plans	2,594	2,717	2,648	2,742	2,808	5.2

Total debt service	6,972	6,687	6,536	6,668	6,939	12.8

Total expenditure	$47,723	$49,067	$50,852	$52,468	$54,090	100.0%

(1)	Includes provisions for the cost of vested benefits due from the Government for retirement plans.

(2)	Québec’s health insurance plan.

(3)	Ministry responsible for the administration of most of Québec’s tax laws and tax collection.

In Fiscal 2004, expenditures for salaries and wages allocated to all programs under budgetary expenditure covered nearly 385,000 full-time equivalent employees who are either civil servants or school or hospital employees (of which 6% are not subject to collective bargaining agreements). Those expenditures amount to $26.3 billion in 2004-2005. Almost all of the collective agreements of the Government’s employees as well as the contracts with its non-unionized employees expired on June 30, 2003.

While the collective bargaining agreements were not renewed beyond June 30, 2003, the salary conditions have been maintained with the consent of the unions on the basis of the December 31, 2002 terms. In the fall of 2003, the unions formally filed their request for the negotiation of new collective bargaining agreements. The Government is currently in discussion with representatives of its unionized employees concerning the non monetary aspects of the collective bargaining agreements. With respect to the salary conditions, the Government has not yet made any offer. Negotiations relating to the various collective bargaining agreements and labor agreements are expected to last beyond Fiscal 2004.

On January 9, 2004, the Superior Court of Québec declared null and inoperative Chapter IX of the Pay Equity Act (the “Act”), which exempted from the application of the Act any pay relativity plan completed prior to November 21, 1996. This decision rendered inoperative the pay equity plan implemented by the Government for its employees of the public sector. Consequently, the Government will have to revise its pay equity plans retroactively to November 2001 and assess the financial impact of this judgment. Subsequently, the Government will make a compensation offer to the unions of the public sector employees. The Government has proposed to the unions that round table discussions be initiated on these issues concerning the pay equity plan. The pay equity plan implemented before 1996 sought to achieve greater parity in compensation between all public sector employees as well as between male and female employees.

Economy and Environment. Expenditures are budgeted to decrease by 0.2% in Fiscal 2005 from the preceding fiscal year. Transportation expenditures include payments to public transportation agencies, primarily in the form of support for the Montréal subway system, and expenditures for highway maintenance.

The Agriculture, Fisheries and Food program includes expenditures in the agricultural sector to assist farm production.

Expenditures categorized as “Environment” include mainly debt service for the water purification program and all expenditures related to sustainable development of the environment, environmental protection, conservation and development of wildlife and natural heritage.

A significant portion of the remaining economic programs is intended to promote and create employment. The Government’s fiscal policies with respect to job creation involve various measures, including investment tax credits designed to increase research and development in Québec and thereby indirectly create new jobs.

Education and Culture. Expenditures are budgeted to increase by 2.5% in Fiscal 2005 from the preceding fiscal year. This increase reflects the impact of additional expenditures for educational institutions to maintain and improve the quality of education services and to implement special initiatives aimed at reducing school dropout rates. Expenditures in Fiscal 2005 for preschool, primary and secondary education, for college education and for university education are budgeted at $7,024 million, $1,529 million and $2,110 million, respectively.

Health and Social Services. Expenditures are budgeted to increase by 5.1% in Fiscal 2005 from the preceding fiscal year. The budget increase will be used to finance the rising cost of services, to add to the budget envelopes of establishments and to implement new initiatives for meeting patients’ needs.

Support for Individuals and Families. The level of expenditure is budgeted to remain unchanged in Fiscal 2005 compared to the preceding fiscal year. Support programs include income security for households lacking means of subsistence, funding for day-care services for children and legal assistance.

Administration and Justice. Expenditures are budgeted to increase by 8.0% in Fiscal 2005 from the preceding fiscal year. These expenditures include programs for civil protection, compensation of real estate taxes paid to municipalities on behalf of hospitals, schools and Government buildings and tax administration. The increase in Fiscal 2005 results mainly from an increase in transfers to municipalities and from the allocation to the Contingency Fund of $123 million.

Debt service. Expenditures are budgeted to increase by 4.1% in Fiscal 2005 from the preceding fiscal year. Direct debt service and interest on retirement plans are the two components of this category. The anticipated increase is explained mainly by the reduction in the revenue of the sinking fund for borrowings and the retirement plans sinking fund; that revenue is recorded as a reduction of debt service.

Consolidated Non-Budgetary Transactions

Table 10
Consolidated Non-Budgetary Transactions

	Year ending March 31
				Preliminary	Budget
				Results	Forecast
	2001	2002	2003	2004	2005
	(dollar amounts in millions)
Investments, loans and advances
Consolidated Revenue Fund
Government enterprises
Shares and investments	$(425)	$(648)	$(340)	$(12)	$(70)
Change in the equity value of investments(1)	(1,157)	(371)	(1,138)	(587)	(741)
Loans and advances	—	—	—	(5)	(5)

Total Government enterprises	(1,582)	(1,019)	(1,478)	(604)	(816)
Other	(19)	(169)	(43)	(209)	(18)

	(1,601)	(1,188)	(1,521)	(813)	(834)
Consolidated organizations	(31)	46	(128)	(264)	(162)

Total investments, loans and advances	(1,632)	(1,142)	(1,649)	(1,077)	(996)

Fixed assets
Consolidated Revenue Fund
Net investments	(144)	(135)	(200)	(334)	(305)
Depreciation	334	193	207	212	212

	190	58	7	(122)	(93)
Consolidated organizations	(663)	(1,053)	(1,489)	(856)	(1,065)

Total fixed assets	(473)	(995)	(1,482)	(978)	(1,158)

Retirement plans(2)
Contributions	4,360	4,809	4,920	5,264	5,317
Benefits and other payments	(2,567)	(2,720)	(2,913)	(3,043)	(3,199)

Total retirement plans	1,793	2,089	2,007	2,221	2,118

Other accounts(3)
Consolidated Revenue Fund	(490)	(652)	244	(855)	(435)
Consolidated organizations	(141)	63	(4)	(380)	7

Total other accounts	(631)	(589)	240	(1,235)	(428)

Total consolidated non-budgetary transactions	$(943)	$(637)	$(884)	$(1,069)	$(464)

(1)	Change in accumulated surpluses or deficits (i.e. change in net income (loss) after declared dividends to the Government).

(2)	See “Retirement plans”.

(3)	Reflects year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks.

Investments, Loans and Advances. Investments, Loans and Advances represent capital contributions, loans or advances made to Government enterprises and agencies, municipalities, private corporations and individuals. Investments represent mainly equity transactions by the Government in its enterprises and also reflect the Government’s share in profits and losses of enterprises in which the Government holds capital stock. Loans and Advances are repayable to the Government, although not all repayment schedules have been set (see “Government Enterprises and Agencies”).

Fixed Assets. The Government records fixed assets and depreciates them over their useful life. Fixed assets consist of acquisitions and dispositions and the cost of depreciation of the recorded value of these fixed assets.

Retirement Plans. Retirement plans include transactions relating to the ten public sector retirement plans administered by the Government. The Government and Public Employees Retirement Plan (Régime de retraite des employés du gouvernement et des organismes publics or “RREGOP”) was established by the Government in 1973 for civil servants, teachers and employees in health and social services who opted to join the plan and all those who were hired after June 30, 1973. The Pension Plan for Management Personnel (Régime de retraite du personnel d’encadrement or “RRPE”) covers management and comparable personnel since January 1, 2001. Until then, those employees had participated in the RREGOP. RREGOP and RRPE cover 495,200 employees and eight other plans cover 15,315 employees as of December 31, 2003.

The Government accounts for its contributions (including those for current services and interest on the actuarial obligation for the plans) as a budgetary expenditure. This expenditure takes the form of provisions and is not generally a cash expenditure in the year. Accordingly, the impact of these contributions is to increase the budgetary deficit without affecting net financial requirements, since they are offset by an equal amount in non-budgetary transactions. The portion of benefits and other payments which are the responsibility of the Government are a claim on and are payable out of the Consolidated Revenue Fund.

In Fiscal 1994, the Government created the retirement plans sinking fund (“RPSF”) managed by the Caisse de dépôt et placement du Québec, which consists of a cash reserve that may eventually be used for paying the retirement benefits of public sector employees. In December 1999, the Government announced that it would accelerate its deposits to the RPSF to ensure that by 2020 the sums accumulated in this fund would be equal to 70% of the Government’s actuarial obligations, as shown in the Public accounts, through that date with respect to the retirement plans of public sector employees.

On December 19, 2001, several associations of executives participating in public and parapublic retirement plans filed a motion for a declaratory judgement asking the Québec Superior Court to declare that (i) the Government, in its financial statements, does not acknowledge the totality of its financial obligations as an employer pursuant to the Act respecting the Government and Public Employees Retirement Plan, (ii) the Government, in its financial statements, does not correctly record the amount of its financial commitments regarding the share of the cost of the RREGOP and that of the Pension Plan of Peace Officers in Correctional Services (Régime de retraite des agents de la paix en services correctionnels ), and (iii) the Government’s share of the cost in the funding of these plans creates a financial obligation for the Government as an employer, the value of which corresponds to the fund the Government would have accumulated had it paid its contributions since 1973 on the same basis used to determine the participants’ fund. On May 14, 2004, the petitioners amended this motion to withdraw the first two issues described above, retaining only the last issue. The motion has been heard and a decision is pending.

Table 11
Consolidated Non-Budgetary Transactions Relating to Retirement Plans

	Year ending March 31
				Preliminary	Budget
				Results	Forecast
	2001	2002	2003	2004	2005
	(dollar amounts in millions)
Contributions by the Government as employer
RREGOP and RRPE
Cost of credited service(1)	$990	$1,014	$1,053	$1,068	$1,086
Amortization of actuarial loss	66	141	155	153	153
Other plans
Cost of credited service(1)	166	147	170	161	166
Amortization of actuarial loss	26	65	70	73	73
Cost of changes (2)	—	28	3	—	—

Total Government contributions	1,248	1,395	1,451	1,455	1,478

Contributions by independent employers	—	4	4	5	4
Participants’ contributions	106	88	76	200	129

Total contributions	106	92	80	205	133

Benefits, repayment and administration expenses	(2,567)	(2,720)	(2,913)	(3,043)	(3,199)
Interest on actuarial obligation (3)	3,006	3,322	3,389	3,604	3,706

Total retirement plans(4)	$1,793	$2,089	$2,007	$2,221	$2,118

(1)	The Government covers costs at a rate of 50% for years of service since July 1, 1982 for the RREGOP and since January 1, 2001 for RRPE . For most of the other plans, the Government covers the difference between the cost of each plan and the contributions paid by participants (cost-balance pension plans). For years of service accumulated as of January 1, 2000, pension benefits will be adjusted based on the higher result from the following two calculations: inflation less 3% or half the inflation rate. Previously, pension benefits for years of service accumulated between 1982 and 1999 inclusive were adjusted by the inflation rate less 3%. Benefits for years of service accumulated before 1982 were adjusted by the inflation rate.

(2)	The estimated cost of changes to retirement plans is entered as an expense for the fiscal year during which changes are made.

(3)	Excludes impact of the income from the retirement plans sinking fund of $412 million, $605 million, $741 million and $862 million for each of Fiscal 2001 through 2004, respectively. The income for Fiscal 2005 is expected to be $898 million.

(4)	The retirement plans liability, excluding the retirement plans sinking fund estimated at $16.7 billion, is estimated at $54.6 billion for Fiscal 2005, consisting of $31.2 billion in respect of RREGOP and RRPE and $23.4 billion in respect of the other public sector plans. These liabilities are estimated in accordance with the method recommended by the Public Sector Accounting and Auditing Board of the Canadian Institute of Chartered Accountants (“CICA”) regarding the accounting of public sector pension plans. In other respects, in order to determine the participants’ contribution rate for the RREGOP and RRPE, a different actuarial method is used; according to this method, Government commitments are estimated at $41.7 billion as at December 31, 2003.

Other Accounts. The transactions related to other non-budgetary accounts reflect year-to-year changes in accounts payable and receivable, cash on hand and outstanding bank deposits and checks. These accounts normally fluctuate according to the overall volume of financial transactions. They may be subject to significant variations from year to year, however, since they depend on the coordination of collection and disbursement transactions.

Government Enterprises and Agencies

Government enterprises and agencies can be divided into three categories: enterprises included in the Government’s reporting entity, agencies whose reporting entity is included in the Government’s reporting entity and agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity.

Most of the enterprises included in the Government’s reporting entity are stock companies that are owned exclusively by the Government and operate on a commercial basis. The Government may guarantee the debt of some of these enterprises. Most of them pay dividends to the Government. As such, Société des alcools du Québec and Loto-Québec transfer as dividends almost all of their net earnings to the Government.

Agencies whose reporting entity is included in the Government’s reporting entity are budgetary corporations whose expenditures are funded in part or in whole through funds appropriated by the National Assembly. These enterprises may benefit from loans and advances from the Government. The debt service of some of these corporations may be guaranteed in part by the Government.

Agencies which conduct fiduciary transactions play an important economic role in Québec. As an investment manager, Caisse de dépôt et placement du Québec invests funds on behalf of public retirement plans, insurance plans and other public enterprises.

The Government emphasizes the strategic role of its enterprises and agencies by initiating investment projects that are profitable and creating jobs in partnership with the private sector.

The Government manages an extensive portfolio of assets through Government enterprises. Those assets may be sold to the private sector when the timing is deemed appropriate.

Table 12
Major Enterprises and Agencies

Area of Activity
Enterprises included in the Government’s reporting entity

Corporation d’hébergement du Québec (“CHQ”)	Construction, development and management of health care buildings
Financement-Québec	Financing public sector organizations
Hydro-Québec	Energy production and distribution
Immobilière-SHQ	Development and management of public housing
Loto-Québec	Gaming
Société de l’assurance automobile du Québec (“SAAQ”)	Public automobile insurance for personal injuries
Société des alcools du Québec (“SAQ”)	Wholesale and retail sale of alcoholic beverages
Société générale de financement du Québec (“SGF”)	Economic development (Industrial sector)
Sociétés Innovatech (Grand Montréal, Québec et Chaudière-Appalaches, Sud du Québec, Régions Ressources)	Economic development (High technology sector)

Agencies whose reporting entity is included in the Government’s reporting entity

Investissement Québec	Economic development (SME-high technology and SME-industrial sectors)
Société immobilière du Québec (“SIQ”)	Construction, development and management of public buildings
Société québécoise d’assainissement des eaux (“SQAE”)	Water purification

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity

Caisse de dépôt et placement du Québec (“CDP”)	Investment management
Commission administrative des régimes de retraite et d’assurances (“CARRA”)	Public sector pension funds management
Régie des rentes du Québec (“RRQ”)	Pension funds management

The following table shows total Government investment in and guaranteed debt of certain Government enterprises as well as certain financial information as of the latest fiscal year for which this information is publicly available.

Table 13
Financial Information on Certain Government Enterprises and Agencies Included in the Government’s Reporting Entity(1)

					Debt
			Accumulated	Total	Guaranteed			Net
	Share	Loans and	Surplus	Government	by the			Income
	Capital	Advances (2)	(Deficit)	Investment (3)	Government	Assets	Revenue	(Loss) (4)
	(dollar amounts in millions)
Enterprises included in the Government’s reporting entity:
Financement-Québec (03-31-2003)	$10	$2,311	$26	$2,347	$5,007	$7,537	$10	$9
Hydro-Québec (12-31- 2003)	4,374	7	10,753	15,134	33,298	57,703	11,425	1,931
Immobilière-SHQ (12-31- 2002)	14	—	9	23	—	2,324	218	4
Loto-Québec (03-31-2003)	—	—	235	235	—	990	3,749	1,446
SAAQ (12-31-2003)	—	—	(388)	(388)	—	7,221	934	(349)
SAQ (03-31-2003)	30	—	4	34	—	652	1,874	540
SGF (12-31- 2003)	2,173	—	(352)	1,821	—	2,855	986	(511)
Sociétés Innovatech (03-31-2003)	559	—	(149)	410	—	412	15	(102)

	7,160	2,318	10,138	19,616	38,305	79,694	19,211	2,968

Agencies whose reporting entity is included in the Government’s reporting entity:
Investissement Québec (03-31-2003)	33	—	149	182	536	1,821	56	23
SIQ (03-31-2004)	80	—	73	153	220	1,657	607	22
SQAE (03-31-2003)	—	—	0	0	2,874	3,145	222	—

	113	—	222	335	3,630	6,623	885	45

Total	$7,273	$2,318	$10,360	$19,951	$41,935	$86,317	$20,096	$3,013

(1)	All financial information is as of the fiscal year-end indicated for each enterprise or for the fiscal year then ended.

(2)	Does not include loans from the Financing Fund. (The Financing Fund offers financing services only to consolidated organizations and other Government enterprises.)

(3)	Total Government Investment is the sum of Share Capital, Loans and Advances and Accumulated Surplus (Deficit). (See discussion of individual enterprises below).

(4)	In the case of agencies whose reporting entity is included in the Government’s reporting entity, Net Income (Loss) figures include, as revenue, financial assistance from the Government for operating purposes.

Enterprises included in the Government’s reporting entity

Corporation d’hébergement du Québec (“CHQ”). CHQ provides financing for capital investments in the health and social services network and coordinates and controls the construction projects and budgets of most of the network’s buildings. As of March 31, 2003, CHQ had total assets of $3.8 billion, including $1.6 billion in real estate.

Financement-Québec. Financement-Québec, a separate financing authority, was formed in 1999 to offer financial services, including loans to non-consolidated organizations, consisting mainly of educational institutions and health and social services establishments. In addition, municipal and other organizations designated by the Government may also be eligible for such financing.

As of March 31, 2003, funded debt for borrowings of Financement-Québec on financial markets in its own name, with the guarantee of the Government, amounted to $5,007 million, at nominal value.

Hydro-Québec. Hydro-Québec and its subsidiaries operate one of the two largest systems in Canada for the generation and distribution of electric power. Hydro-Québec supplies virtually all electric power distributed in Québec.

Under the Hydro-Québec Act, the objectives of Hydro-Québec are to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. The Hydro-Québec Act provides that Hydro-Québec shall estimate the energy needs of Québec and the means of meeting them within the scope of the Government’s energy policies. Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met.

As of December 31, 2003, the Government’s equity in Hydro-Québec totaled $15.1 billion. At this date, Hydro-Québec operated 52 hydroelectric plants with a combined installed capacity of 31,347 MW, 29 thermal plants totaling 2,267 MW, one wind farm with a capacity of 2 MW, and also had access to an additional capacity of 4,765 MW from the Churchill Falls (Labrador) Corporation Limited power plant. Hydro-Québec maintains more than 20,000 miles of transmission lines.

Table 14
Hydro-Québec’s Operations

	Year ended December 31
	1999		2000		2001		2002		2003
	(dollars in millions)
Total electricity sales (terawatthours)	171.7		190.1		195.0		213.3		183.4
Total electricity sales revenue	$8,499		$10,174		$10,923		$11,619		$9,960
Revenue from electricity sales outside Québec
Canada (Outside Québec) / United States	$1,016		$2,349		$3,082		$3,467		$1,344
Other countries	$35		$31		$38		$40		$38
Capital expenditures – consolidated	$2,109		$3,501		$1,889		$2,486		$3,170
Net income – consolidated (1) (2)	$1,223		$873		$595		$1,526		$1,931
Interest coverage (3)	1.33	x	1.37	x	1.43	x	1.56	x	1.66	x
Capitalization ratio (1) (4) (5)	25.4%		25.1%		25.0%		26.2%		29.9%
Debt guaranteed by Government (at end of period)	$37,240		$36,698		$37,429		$37,272		$33,298

(1)	In 2002, financial statements were restated as a result of the retroactive application of a new Canadian accounting standard on foreign currency translation which eliminates the deferral and amortization of foreign exchange gains and losses related to unhedged foreign-denominated monetary items and requires that such gains or losses be recognized in the year’s income.

(2)	Net income originally reported for the years 1999 to 2001 was $906 million, $1,078 million and $1,108 million, respectively.

(3)	Sum of operating income and net investment income divided by gross interest expense.

(4)	The capitalization ratio originally reported for the years 1999 to 2001 was 26.2%, 26.2% and 26.8%, respectively.

(5)	Shareholder’s equity divided by the sum of shareholder’s equity, long-term debt, perpetual debt, short-term borrowings and current portion of long-term debt less financial assets related to debt.

In December 1996, the National Assembly adopted the Act respecting the Régie de l’énergie (the “Energy Board Act”). The Energy Board Act established the Régie de l’énergie (the “Energy Board”) which has jurisdiction over certain aspects of the activities of Hydro-Québec and those of natural gas distributors in Québec. Under the Energy Board Act, Hydro-Québec has been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997. The Energy Board has the authority to: fix, or modify, after holding public hearings, Hydro-Québec’s rates and conditions for the transmission and distribution of electric power; approve its electric power supply plan; approve operating standards, including standards of reliability for its transmission system; authorize its transmission and distribution investment projects; approve its distribution commercial programs; and rule upon complaints from customers concerning rates or service.

Hydro-Québec’s 2004-2008 Strategic Plan requires its division Hydro-Québec Distribution, to ensure adequate supply to meet the electricity requirements of the Québec market. The main supply of Hydro-Québec’s distributor is guaranteed heritage pool electricity. Guaranteed heritage pool electricity is electricity that corresponds to the net annual consumption of Québec markets, up to 165 TWh per year, for which the average fixed price is set at 2.79 cents per kWh. Additional power will continue to be obtained through competitive bidding.

Hydro-Québec’s 2004-2008 Strategic Plan assumes that Québec sales will grow by 11.1 TWh between 2003 and 2008. Close to 8 TWh of these new sales are expected to be to large-power customers, largely as a result of growing industrial output. Hydro-Québec expects to meet this additional demand by increasing its annual generation capacity in Québec by at least 10 TWh by adding new generating facilities or refurbishing some existing facilities; by operating generating facilities commissioned in 2003 at full capacity; and by moving up the commissioning dates of facilities currently under construction or awaiting authorization. Hydro-Québec’s 2004-2008 Strategic Plan restates the three conditions for undertaking new projects: they must be profitable under market conditions, environmentally acceptable and well received by local communities.

In April 1990, representatives of the James Bay Cree instituted an action against Canada, the Government and Hydro-Québec, among others, seeking judicial recognition of aboriginal rights and of title over certain areas of land in Québec and an order restraining Hydro-Québec from proceeding with the Grande-Baleine project. This action also alleges breaches of the 1975 James Bay and Northern Québec Agreement (the “Agreement”) between Hydro-Québec, the federal and Québec governments, and representatives of the James Bay native peoples, namely the Cree and the Inuit. In a second action instituted against the same defendants and served upon Hydro-Québec and the Government in February 1997, representatives of the James Bay Cree are seeking damages or compensation of $2.8 billion for the breaches of the Agreement alleged in the 1990 action and breaches of various other undertakings and commitments. Alternatively, plaintiffs are seeking performance by the defendants of their obligations under the Agreement and damages or compensation of $400 million. Plaintiffs later revised their claim to $3.0 billion. Under an agreement signed between the Government and the James Bay Cree on February 7, 2002, however, the James Bay Cree agreed to discontinue certain claims made in such actions against the Government. On the same date, Hydro-Québec signed an agreement respecting disputes and a dispute-resolution committee with the James Bay Cree and a mediator was appointed. Discussions led to the execution, on March 31, 2004, by Hydro-Québec and the James Bay Cree of an agreement concerning a new relationship between Hydro-Québec / Société d’énergie de la Baie James and the Crees of Eeyou Istchee. Among other terms, the parties agreed to file a declaration of settlement out of court within sixty days.

On December 30, 2003, representatives of the Innus of Takuikan Uashat Mak Mani-Utenam instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and Hydro-Québec seeking a judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs who claim not to be parties to the Agreement allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydro-electric facilities on these lands, and damages from Canada, Québec and Hydro-Québec, jointly and severally, in an amount (subject to further increase by the plaintiffs) of up to $1.5 billion. Hydro-Québec and the governments are currently negotiating with the Innus to obtain a withdrawal of the legal action on a basis that preserves their right to assert it later.

In January 1998, Québec experienced a severe ice storm and Hydro-Québec’s transmission and distribution systems were heavily damaged. At the end of January 1998, Hydro-Québec and the Government were served with a motion seeking authorization to institute a class action against them, as joint and several defendants, on behalf of individuals having suffered damages (the aggregate of which has not been ascertained) as a result of power failures caused by the ice storm which left close to 1.4 million customers without electricity for varying periods of time. Hydro-Québec and the Government have contested this petition. No date is presently set for the hearing of the motion.

Immobilière-SHQ. This corporation builds, owns and maintains low-rental housing in Québec. Immobilière-SHQ is authorized to finance its capital requirements in the capital markets under Government of Canada loan insurance programs. As of December 31, 2002, Immobilière-SHQ had total assets of $2.3 billion, including $400 million in mortgages and $1.8 billion in real estate.

Loto-Québec. Loto-Québec operates and administers lottery systems and gaming facilities, including casinos, a video lottery network and on-line products in the bingo industry. Its lottery products are sold at more than 10,000 points of sale. Loto-Québec currently operates three Government-owned casinos in Montréal, Charlevoix and Gatineau. Its video lottery network is comprised of 14,300 video lottery terminals located in approximately 3,370 establishments. Loto-Québec pays almost all of its net earnings to the Government as dividends. In Fiscal 2004, the Government received a dividend of $1,493 million from Loto-Québec, compared with $1,311 million in Fiscal 2003. The 2004-2005 Budget anticipates dividends of $1,419 million.

On August 2, 2002, a class action was instituted against Loto-Québec in the Québec Superior Court on behalf of people who, since 1993, claim to have become compulsive players using the video poker terminals operated by Loto-Québec in public locations. This class action alleges that Loto-Québec bears some responsibility for these people becoming compulsive players and seeks damages from Loto-Québec in an amount of approximately $700 million. Loto-Québec intends to contest this class action to the fullest extent.

Société de l’assurance automobile du Québec (“SAAQ”). SAAQ administers the Automobile Insurance Act. Under this Act, compensation is granted to every Québecer who suffers bodily injury in a car accident regardless of who is at fault, a plan called “no fault”. Private insurers are responsible for compensation damage to property on the basis of which party is to blame. The money needed to fund the public automobile insurance is taken from Québec driver’s license and vehicle registration fees. In accordance with the Government’s budgetary and financial stance made public in the quarterly presentation of financial transactions as at September 30, 2003, the Government intends to create a trust to distinguish the insurance mandate from the other mandates of the SAAQ and give it greater autonomy in managing its resources. Consequently, the trust will be excluded from the reporting entity and the Government will have to remove this investment from its books. As of December 31, 2003, assets in the insurance plan, deposited with CDP, are estimated at $6.4 billion (at market value).

Société des alcools du Québec (“SAQ”). SAQ markets alcoholic beverages and pays almost all of its net earnings to the Government as dividends. The Government received a dividend of $570 million from SAQ in Fiscal 2004, compared with $540 million in Fiscal 2003. The 2004-2005 Budget anticipates dividends of $601million.

Société générale de financement du Québec (“SGF”). SGF is a holding company that manages a group of industrial corporations. SGF’s mission is to carry out, in cooperation with private partners and in compliance with accepted profitability requirements, projects that will contribute to accelerating the economic growth of Québec and its regions, improve its productivity and enhance its competitive position on all markets to promote the economic development of Québec as a whole. It is active chiefly in the industrial sector, but also in the agri-food, high-technology and health sectors.

In 2003, SGF lost $511 million. This loss is attributable mainly to operating losses of $155 million in the companies in which SGF holds a participation, unrealized losses of $93 million on a venture capital portfolio to reflect valuation at fair market value, allowances of $327 million for declines in the value of investments following a systematic review of investments completed in the autumn of 2003, and write-downs charged for certain investments that are in the process of being turned around, in bankruptcy or for sale. Furthermore, gains of $101 million attributable to the disposition of Société québécoise d’exploration minière (SOQUEM)’s investment in the Sigma-Lamaque mine and to the expiration of Domtar warrants, as well as to the change in the exchange rate on the long-term debt in American dollars, have reduced losses.

In July 1998, representatives of the Cree Nation instituted an action against Canada, the Government, REXFOR (a subsidiary of SGF) and various forest corporations, among others, seeking judicial recognition of aboriginal rights and of title over a certain area of land in Québec, including rights to the use of the land and of the forestry resources in the area, and an order restraining all forestry activities therein. Plaintiffs were also seeking to have the court declare various provisions of the legislation regulating forestry operations, and all related authorizations for forestry activities, unconstitutional.

On February 7, 2002, the Government and the Cree Nation signed a historic agreement (commonly referred to as “la Paix des braves”) that will promote a new phase of economic, social and community development in the James Bay region. The agreement provides, among other things: (i) for the withdrawal, without costs, of various lawsuits initiated by the Cree Nation against the Government, including the July 1998 action against the Government, REXFOR and forest corporations; (ii) an agreement by the Cree Nation not to initiate new litigation against the Government with respect to the fulfillment of its obligations under the James Bay and Northern Québec Agreement between 1975 and 2002 and a full and complete discharge for the period from 2002 to 2052 with respect to the implementation of the James Bay and Northern Québec Agreement; (iii) the suspension of some legal proceedings against the Government until March 2005 to allow the parties to reach a settlement (these proceedings deal with technical aspects of the James Bay and Northern Québec Agreement relating to health, police, justice and governance); and (iv) the discontinuation of all the proceedings relating to the development of natural resources.

Société nationale de l’amiante (“SNA”). SNA ceased operations in Fiscal 1993.

In 1982, SNA acquired newly issued capital stock of Mines SNA Inc. (“Mines SNA”) and thereby gained control over Mines SNA which holds a controlling interest in Asbestos Corporation Limited (“ACL”). Minority shareholders of ACL have instituted class actions against the Government and SNA, in Québec and Ontario, seeking damages as well as an order to force SNA to make a follow-up offer for the publicly held shares of ACL. In Québec, the class action is now closed following the final decision of the Québec Court of Appeal rejecting the action and the Supreme Court having rejected the request for permission to appeal on July 5, 1990. In Ontario, an action which had remained inactive since its filing in 1988, was recently reactivated before the Ontario Superior Court. Preliminary motions are being made by Québec and SNA to dismiss the action on the grounds of inordinate delay and abuse of process.

Claims for a follow-up offer have also been filed with the securities commissions of Québec and Ontario. In Québec, the Autorité des marché financiers, formerly the Commission des valeurs mobilières du Québec, (the “Québec Commission”) rejected the claim on the basis of lack of jurisdiction. In a judgment rendered on April 22, 1999, the Court of Appeal referred the case to the Québec Commission for investigation and hearings. In a decision rendered on June 13, 2003, the Québec Commission denied the minority shareholders claim, concluding that there is no evidence showing that the Government or SNA had failed to respect any provision of the Securities Act of Québec. This decision is being appealed by the minority shareholders before the Court of Québec and the appeal is scheduled to be heard in June 2004.

In July 1994, the Ontario Securities Commission rejected the claim for a follow-up offer in Ontario, finding that the remedies requested by the minority shareholders of ACL under the Ontario Securities Act should be denied. An appeal of this decision was filed by the minority shareholders before the Divisional Court of Ontario in August 1994. On May 2, 1997, the Divisional Court ruled that the Government had three months to buy out minority shareholders in ACL. The Ontario Court of Appeal, on February 18, 1999, and the Supreme Court, on June 7, 2001, set aside the decision of the Divisional Court and restored the decision of the Ontario Securities Commission.

In September 1992, Mines SNA sold all of its ACL shares, and SNA transferred all of ACL’s debt owed to it, to Société Minière Mazarin (“Mazarin”). In June 1995, the minority shareholders of ACL filed a motion with the Québec Superior Court requesting that the court, as a remedy to the alleged oppression resulting from this sale and transfer to Mazarin, impose an arrangement whereby ACL would purchase all the shares sold by Mines SNA and the debt transferred to Mazarin for the same amount, and under the same payment conditions as agreed to among SNA, Mines SNA and Mazarin. The hearing for the motion has been suspended by the court since February 1996 until final judgment is rendered in the proceedings before both the Québec and the Ontario securities commissions.

Sociétés Innovatech. There are four Innovatech corporations. They are venture capital corporations financing technological innovations at the start-up or technology stage in their respective territories. As at March 31, 2003, the total assets of the four Innovatech corporations amounted to $412 million.

On April 6, 2004 the Government announced that all these corporations would be restructured. The Government intends to leverage the assets of three of the Innovatech corporations (Innovatech Régions ressources, Québec et Chaudière-Appalaches and sud du Québec) to attract private capital by converting them into corporations with mixed public-private capital. The Government’s contribution will consist of the existing portfolio of each of these three corporations.

The Government intends to privatize the fourth corporation (Innovatech du Grand Montréal). The Government will issue a call for proposals and, after consulting with the corporation’s board of directors, will invite investors to submit proposals for the entire portfolio of Innovatech du Grand Montréal or for specific sectors.

Agencies whose reporting entity is included in the Government’s reporting entity

Investissement Québec. This Government enterprise organizes and supports the financing of investment in Québec. As of March 31, 2003, outstanding loans and guarantees under Investissement Québec’s various programs totaled $2.1 billion and its investments totaled $114 million. Investissement Québec has $296 million in budgetary funding available for Fiscal 2004 to stimulate private investment in Québec.

Société immobilière du Québec (“SIQ”). SIQ owns and maintains most Government buildings, as well as infrastructure such as dams. Subsequent to the severe rainstorms which led to flooding of the Saguenay region in July 1996, a number of legal actions, including class actions, were launched against SIQ and the Government. All such actions were contested and two class actions, one entered on behalf of residents of the Chicoutimi-Jonquière region and the other on behalf of lakeside residents of Lac Kénogami, were settled, reducing the total initial exposure resulting from such claims from $120 million to approximately $70 million. SIQ and the Government intend to fully contest all of these actions. As at December 4, 2002, SIQ transferred all the dams it owned to the Government. The Government will assume all damages and costs which might arise from theses claims. As of March 31, 2004, SIQ had total assets of $1.7 billion.

Société québécoise d’assainissement des eaux (“SQAE”). The SQAE is currently working to complete its last project management mandates and henceforth will concentrate its efforts on managing its debt service. The SQAE has provided municipalities with its expertise in project management and financing for water purification and sewage treatment projects and it carries out studies for waterworks and sewer systems. The SQAE earned its revenue from fees charged on the costs of the projects and studies. The SQAE is authorized to finance only those projects over which it has some control. On average, a municipality assumes 15% of the total cost of a project, financed over 20 years, and the Government assumes the balance. The Government assumes the full cost of waterworks and sewer systems studies, which is financed over five years. As at March 31, 2003, municipal projects totalled $3.7 billion and commitments relating to the repayment of the principal of the debt that is the responsibility of the SQAE and the municipalities amounted to $3.1 billion. The SQAE is authorized to fund its own capital requirements.

Agencies which conduct fiduciary transactions that are not included in the Government’s reporting entity

Caisse de dépôt et placement du Québec (“CDP”). CDP invests the funds entrusted to it by several public pension plans, insurance plans and various public bodies. As of December 31, 2003, the net assets of CDP (at market value) totaled $88.4 billion. The main depositors and their respective assets on deposit (at market value) were as follows: CARRA, $36.2 billion; RRQ, $18.8 billion; Commission de la construction du Québec, $7.5 billion; and SAAQ, $6.4 billion.

The objectives pursued by CDP are to optimize capital protection and yield for funds under management. CDP is also responsible for making investments which contribute to economic growth in Québec. Unlike the Canada Pension Plan Fund, which is authorized to purchase only securities of the government of Canada, provincial governments and provincially guaranteed crown corporations, CDP invests in corporate equity and bonds, mortgages and real estate, as well as bonds in the Québec public sector. CDP is permitted, subject to certain exceptions, to invest in up to 30% of the common shares of any corporation or invest up to 5% of its total assets in shares of any corporation.

As of December 31, 2003, CDP’s investments were distributed as follows: 42.7% in equity and convertible securities, 34.8% in bonds, 8.7% in real estate and 13.8% in deposits and short-term investments. Investments by CDP in bonds of the government of Canada and of the Québec public sector totaled $33.9 billion (at market value).

Commission administrative des régimes de retraite et d’assurances (“CARRA”). CARRA administers RREGOP and RRPE, the Teachers Pension Plan, the Civil Service Superannuation Plan and other public sector retirement plans. As of December 31, 2003, assets in these plans, deposited with CDP, are estimated at $36.2 billion (at market value).

Régie des rentes du Québec (“RRQ”). RRQ administers the Régime des rentes du Québec, a universal pension plan (the “Québec Pension Plan”). The cost of the plan, including all administrative costs, is covered by contributions from employers, employees and self-employed individuals. As of December 31, 2003, RRQ entrusted $18.8 billion of funds to CDP (at market value). The contribution rate for the Québec Pension Plan was set at 9.9% for 2003 and subsequent years. The contribution rate of the Québec Pension Plan is the same as the one established for the Canada Pension Plan.

Public Sector Debt

Public sector debt includes debt incurred and guaranteed by the Government and debt of public institutions under Government jurisdiction, including local administrations. Public sector debt consists of funded and unfunded debt. Unfunded debt includes indebtedness for a maturity of one year or less.

The following table shows information on the funded debt, net of sinking fund balances, of the Québec public sector which includes the funded debt of the Government (including the debt of consolidated organizations), debt guaranteed by the Government, debt of the municipal sector and debt of other institutions as of the dates indicated. In a number of these instances, notably that of Hydro-Québec, debt service is provided by operating revenues and other internally generated sources rather than from taxes. As of March 31, 2004, funded debt of the public sector, net of sinking fund balances, was estimated to amount to $138.1 billion, of which 8.1% was held by the Caisse de dépôt et placement du Québec.

Table 15
Funded Debt of Public Sector (net of sinking fund balances)

	As of March 31
					Preliminary
					Results
	2000	2001	2002	2003	2004
	(dollar amounts in millions) (1)
Government Funded Debt
Borrowings - Government	$59,365	$62,901	$65,466	$71,086	$72,422
Borrowings - to finance Government Enterprises	5,367	4,981	5,034	3,965	3,182
Borrowings - to finance Municipal Bodies	2,904	2,732	2,918	2,874	2,802
Government Guaranteed Debt (2)	38,148	40,680	40,697	40,680	40,050
Municipal Sector Debt	13,892	13,464	13,598	13,463	14,511
Other Institutions	6,087	5,635	5,312	5,394	5,145

Public Sector Funded Debt (3)	$125,763	$130,393	$133,025	$137,462	$138,112

Per capita ($)	$17,174	$17,724	$17,984	$18,469	$18,447
As a percentage of (4)
GDP	59.7%	57.9%	57.2%	56.0%	54.3%
Personal income	72.0%	69.7%	68.5%	68.2%	66.4%

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

(2)	Represents mainly debt of Hydro-Québec.

(3)	Includes debt covered by the Government’s commitments (see “Government’s Commitments”).

(4)	Percentages are based upon the prior calendar year’s GDP and Personal income.

Government Debt

Government debt consists of funded and unfunded debt. Unfunded debt is indebtedness with a maturity of one year or less. As of March 31, 2004, unfunded debt of the Government was estimated, on a preliminary basis, at $6.6 billion consisting of Treasury Bills for $3.3 billion (including $1.2 billion for Borrowings – to finance Government Enterprises and Borrowings – to finance Municipal Bodies) plus $3.3 billion representing the excess of short-term liabilities over short-term assets.

Table 16
Government Funded Debt

	As of March 31
						Average	Average
					Preliminary	Interest	Term to
					Results	Rate	Maturity
	2000	2001	2002	2003	2004	2004	2004
	(dollar amounts in millions)(1)					(%)	(years)
Borrowings – Government
Payable in Canadian Dollars:
Debentures and Other Loans	$37,151	$41,858	$50,100	$56,963	$59,320	5.4	9.6
Savings Products	2,591	2,682	3,031	3,447	3,901	5.2	—
Payable in Foreign Currencies:
United States Dollars	12,774	12,091	5,695	3,334	4,183	10.6	18.5
Japanese Yen	6,592	8,297	9,778	8,389	4,266	5.0	8.9
Swiss Francs	1,384	—	9	2,507	4,239	0.2	8.9
Deutsche Marks (2)	100	100	—	—	—	—	—
French Francs (2)	407	405	—	—	—	—	—
Pounds Sterling	—	—	—	—	(3)	—	7.7
Euros	184	(505)	—	—	(21)	5.3	9.3

Funded Debt	$61,183	$64,928	$68,613	$74,640	75,885
Less: Sinking Funds (3)	1,818	2,027	3,147	3,554	3,463

Net Borrowings - Government (4)	$59,365	$62,901	$65,466	$71,086	$72,422	5.4	9.8

Borrowings - to finance Government Enterprises
Payable in Canadian Dollars:
Debentures and Other Loans	$5,367	$4,981	$5,034	$3,965	$3,182	6.2	5.2

Borrowings – to finance Government Enterprises (4)	$5,367	$4,981	$5,034	$3,965	$3,182

Borrowings - to finance Municipal Bodies
Payable in Canadian Dollars:
Debentures and Other Loans	$2,904	$2,732	$2,918	$2,874	$2,802	6.5	6.7

Borrowings – to finance Municipal Bodies (4)	$2,904	$2,732	$2,918	$2,874	$2,802

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

(2)	On January 1, 2002, Euro notes and coins replaced the national currencies of these and other members of the European Union.

(3)	Consists of funds withdrawn annually from the Consolidated Revenue Fund. Foreign securities held in sinking funds are valued at the Canadian dollar equivalent at the dates indicated.

(4)	Subsequent to March 31, 2004 the Government has issued or agreed to issue debentures and other funded indebtedness which total approximately $2.6 billion. The Government currently has credit agreements with various banks and financial institutions for a total of U.S.$3.5 billion.

The following table shows the maturities of the Government’s funded debt outstanding as of March 31, 2004, net of a sinking fund balance of $3,463 million valued at exchange rates at that date. It also takes into account future required contributions to sinking funds for all outstanding loans and debentures.

Table 17
Maturities of Government Funded Debt for Borrowings - Government

	Canadian		Japanese	Swiss	Pounds
Period ending March 31	Dollars	U.S. Dollars	Yen	Francs	Sterling	Euros	Total
	(dollar amounts in millions)(1)
2005	$6,088	$(4,133)	$(24)	$2,207	$—	$—	$4,638
2006	6,324	62	13	—	—	4	6,403
2007	5,026	39	19	—	—	—	5,084
2008	5,227	134	46	—	—	1	5,408
2009	5,070	24	—	7	—	(2)	5,099

2005 – 2009	27,735	(3,874)	54	2,714	—	3	26,632
2010 – 2014	17,955	1,154	1,956	1,525	(3)	(23)	22,564
2015 – 2019	704	909	2,005	—	—	(1)	3,617
2020 – 2024	2,175	2,093	251	—	—	—	4,519
2025 – 2029	3,197	1,227	—	—	—	—	4,424
2030 – 2043	8,499	2,167	—	—	—	—	10,666

	$60,265	$3,676	$4,266	$4,239	$(3)	$(21)	$72,422

(1)	Amounts denominated in foreign currencies are shown at the Canadian dollar equivalent at March 31, 2004, after taking into account currency swap agreements and foreign exchange forward contracts, including unrealized currency losses of $359 million which will be amortized over the remaining term of this debt.

The information relating to debt retirement set out above includes amounts to be withdrawn annually from the Consolidated Revenue Fund for the creation of sinking funds for the redemption of debentures of the Government in connection with contractual obligations incurred in certain debt issues. For the year ended March 31, 2004, the amount set aside for sinking fund purposes was $147 million and, at that date, the aggregate value of sinking funds was $3,463 million, of which $2,144 million was invested in debentures issued or guaranteed by the Government.

Table 18
Maturities of Government Funded Debt for Borrowings - to finance Government Enterprises

Period ending March 31	Canadian Dollars	Total
	(dollar amounts in millions) (1)
2005	$71	$71
2006	890	890
2007	3	3
2008	535	535
2009	5	5

2005 – 2009	1,504	1,504
2010 – 2014	793	793
2015 – 2019	—	—
2020 – 2024	407	407
2025 – 2029	—	—
2030 – 2034	408	408

	$3,182	$3,182

(1)	After taking into account currency swap agreements and foreign exchange forward contracts.

Table 19
Maturities of Government Funded Debt for Borrowings - to finance Municipal Bodies

Period ending March 31	Canadian Dollars	Total
	(dollar amounts in millions) (1)
2005	$270	$270
2006	144	144
2007	399	399
2008	323	323
2009	110	110

2005 – 2009	1,246	1,246
2010 – 2014	1,506	1,506
2015	50	50

	$2,802	$2,802

(1)	After taking into account currency swap agreements and foreign exchange forward contracts.

Guaranteed Debt

The following table summarizes funded debt guaranteed by the Government (net of sinking fund balances).

Table 20
Guaranteed Funded Debt (net of sinking fund balances)

	As of March 31
						Average	Average
					Preliminary	Interest	Term to
					Results	Rate	Maturity
	2000	2001	2002	2003	2004	2004	2004
	(dollar amounts in millions) (1)					(%)	(years)
Hydro-Québec	$38,135	$38,979	$37,893	$35,639	$34,385	7.8	14.2
Financement-Québec	—	1,689	2,794	5,033	5,659	5.0	5.2
Commission municipale du Québec	13	12	10	8	6	5.4	1.4

	$38,148	$40,680	$40,697	$40,680	$40,050

(1)	Canadian dollar equivalent at dates indicated for loans in foreign currencies issues after taking into account currency exchange agreements and foreign exchange forward contracts.

As of March 31, 2004, unfunded debt guaranteed by the Government, on a preliminary basis, amounted to $3,527 million, including $2,959 million borrowed from financial institutions under a student loan program and $40 million of short-term debt of Hydro-Québec and $528 million of short-term debt of Financement-Québec.

Funded Debt of the Municipal Sector and Other Institutions

The funded debt of the Québec public sector also includes indebtedness of public institutions under the Government’s jurisdiction. These institutions include the municipal sector (municipal corporations, urban communities and transportation commissions), educational institutions (school corporations, universities and colleges), health and social services establishments and other Government enterprises (Government agencies, boards and commissions).

The following table shows information on funded debt of these institutions, net of debt held or guaranteed by the Government, as of the dates indicated.

Table 21
Funded Debt of the Municipal Sector and Other Institutions

	As of March 31
					Preliminary
					Results
	2000	2001	2002	2003	2004
	(dollar amounts in millions) (1)
Municipal Sector	$13,892	$13,464	$13,598	$13,463	$14,511
Educational Institutions	3,782	3,448	3,314	3,417	3,189
Other Government Enterprises	2,086	1,998	1,873	1,777	1,722
Health and Social Services Establishments	219	189	125	200	234

	$19,979	$19,099	$18,910	$18,857	$19,656

(1)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency exchange agreements and foreign exchange forward contracts. The amounts shown do not include loans from borrowings made by the Government on behalf of these entities.

The funded debt of these institutions consists mainly of the funded debt of the municipal sector which benefits from a large degree of autonomy since approximately 95% of the total revenue of municipal corporations is derived from local sources. The relative magnitude of capital investment and borrowing by local governments in Québec is attributable, to a large extent, to the responsibilities assumed by Québec municipal corporations with respect to major projects related to the development of new residential and industrial areas. Approximately one-third of the debt of municipal corporations and urban communities has been incurred for these projects which in several other parts of Canada are financed directly by the private sector. The Ministère des Affaires municipales et de la Métropole supervises and controls the borrowings of all Québec municipal corporations and urban communities.

In 2002 (the most recent year for which information is available), local sector expenditure including school corporations totaled $18.0 billion, representing 28.5% of consolidated expenditure of the Québec public sector. The net accumulated surplus from current operations of Québec municipal corporations, including reserves, increased from $839.6 million in 2001 to $905.1 million in 2002. Net long-term debt of the municipal sector supported by local taxpayers increased from $10.26 billion as of December 31, 2001 to $10.29 billion as of December 31, 2002. This debt, as a percentage of real estate valuation, decreased from 3.4% in 2001 to 3.3% in 2002.

Government’s Commitments

The following table shows information on the Government’s commitments for the repayment of the principal on borrowings made for capital expenditures by the educational institutions and health and social services establishments as well as by the municipal sector. The amounts for Fiscal 2004 are not yet publicly available.

Table 22
Government’s Commitments (1)

	As of March 31
	2000	2001	2002	2003
	(dollar amounts in millions) (2)
Educational Institutions	$6,513	$7,012	$7,715	$8,081
Health and Social Services Establishments	3,157	3,293	3,622	3926
Municipal sector	2,993	2,905	2,820	2678
Other Government Enterprises	257	277	329	483

	$12,920	$13,487	$14,486	$15,168

(1)	Including commitments to repay loans from borrowings made by the Government on behalf of these entities. The debt covered by these commitments is included in the Funded Debt of Public Sector (see “Funded Debt of Public Sector”).

(2)	Canadian dollar equivalent at the dates indicated for loans in foreign currencies after taking into account currency swap agreements and foreign exchange forward contracts.

Where You Can Find More Information

This document appears as an exhibit to the annual report of Québec on Form 18-K for the fiscal year ended March 31, 2004 filed with the U.S. Securities and Exchange Commission (the “Commission”) on EDGAR through the Commission Internet web site at http://www.sec.gov. Additional information with respect to Québec is available in the annual report or in other exhibits or amendments to the annual report. You may read and copy any document Québec files with the Commission at the Commission’s public reference room at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. Please call the Commission’s toll free number at 1-800-SEC-0330 if you need further information about the operation of the Commission’s public reference room. In addition, you may request a copy of these filings at no cost from Ministère des Finances du Québec, Direction de la documentation financière et du Fonds de financement, 12 rue Saint-Louis, Québec, Québec, G1R 5L3, Canada. This document is also available on the Ministère des Finances Internet web site at http://www.finances.gouv.qc.ca. Such web site is an inactive textual reference only and any information available on this web site shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

Forward-Looking Statements

Various statements made throughout this document are forward looking and contain information about financial results. The words “forecast”, “preliminary estimate”, “preliminary results” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Supplementary Information

The following tables indicate present or future characteristics of the funded debt of Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies outstanding as of March 31, 2004. Previous characteristics are not indicated.

Table 23
Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies outstanding as of March 31, 2004

Maturity	Issue	Interest	Coupon	Canadian Dollars		CUSIP Number
Date	Date(1)	Payment Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
A) Payable in Canadian Dollars
2004-05-31	1984-05-31	05-31 & 11-30	14.625	150,000,000	149,998,027	CA748148ME09
2004-08-12	1994-08-12	08-12	10.08	100,000,000	99,958,400	—
2004-10-01	1994-03-31	04-01 & 10-01	8.00	200,000,000	199,758,230	CA748148PH03
2004-10-01	1994-12-01	04-01 & 10-01	9.75	400,000,000	399,851,953	CA748148PL15
2004-11-29	1984-11-29	05-29 & 11-29	12.75	270,000,000	270,091,578	CA748148JV60	SFP (2):1985-11-29
2004-12-28	1984-12-28	06-28 & 12-28	12.60	75,000,000	75,000,000	CA748148LN17
2005-04-01	1995-03-23	04-01 & 10-01	9.50	350,000,000	350,400,284	CA748148PM97
2005-06-30	1985-05-30	06-30 & 12-30	12.25	100,000,000	100,044,807	CA748148KY80
2005-10-03	1985-10-03	04-03 & 10-03	11.375	75,000,000	74,980,204	CA748148MG56
2005-12-01	2000-02-28	06-01 & 12-01	6.50	2,060,900,000	2,075,780,515	CA748148QS5
2006-03-30	1996-02-12	03-30 & 09-30	7.75	2,024,100,000	2,054,743,218	CA748148PW79
2006-05-01	1986-05-01	05-01 & 11-01	9.50	100,000,000	99,907,877	CA748148MH30
2006-07-07	1986-07-07	01-07 & 07-07	10.00	75,000,000	74,985,470	CA748148LP64
2007-10-01	1997-02-25	04-01 & 10-01	6.50	3,075,200,000	3,095,998,985	CA748148QC07
2009-04-01	1988-01-07	04-01 & 10-01	11.00	1,377,800,000	1,450,004,571	CA748148KG74	SFP (1):1989-04-01
2009-06-01	1999-01-15	06-01 & 12-01	5.50	2,498,000,000	2,439,132,592	CA748148QP10
2009-06-26	1985-06-26	06-26 & 12-26	10.75	221,000,000	220,111,705	CA748148JZ74	SFP (2):1996-06-26 & Call (2):2004-06-26
2010-06-28	1989-06-28	06-28 & 12-28	10.00	570,000,000	584,042,023	CA748148KK86	SFP (1):1990-06-28
2010-12-01	2000-08-01	06-01 & 12-01	6.25	2,631,100,000	2,656,893,530	CA748148QU05
2011-03-28	1991-03-28	03-28 & 09-28	10.75	75,000,000	74,704,691	CA748148NR03	SFP (1):1992-03-28
2011-09-02	1986-09-02	03-02 & 09-02	9.50	439,700,000	452,564,515	CA748148KC60	SFP (2):1997-09-02
2012-02-10	1987-02-10	02-10 & 08-10	9.00	179,300,000	181,554,904	CA748148KE27	SFP (1):1988-02-10
2012-06-04	1987-06-04	06-04 & 12-04	10.50	200,000,000	198,846,750	CA748148LQ48
2012-10-01	2002-04-08	04-01 & 10-01	6.00	2,121,500,000	2,155,935,841	CA748148BG75
2012-10-09	1987-10-09	04-09 & 10-09	11.875	100,000,000	99,932,460	CA748148MJ95
2013-10-01	2003-07-21	04-01 & 10-01	5.25	2,152,000,000	2,186,888,001	CA748148RK14
2013-12-01	2003-01-15	06-01 & 12-01	3.30	714,835,171	717,261,466	CA748148RH84
2014-06-01	1989-06-01	06-01 & 12-01	10.50	125,000,000	124,387,885	CA748148KJ14	SFP (1):1990-06-01
2015-07-27	1990-07-27	01-27 & 07-27	11.00	50,000,000	49,613,164	CA748148KN26	SFP (1):1991-07-27
2021-12-01	2001-02-13	06-01 & 12-01	4.50	234,752,509	287,406,496	CA748148QY2	Real Return Bonds. Yields linked to the CPI for Canada.
2023-01-16	1993-03-04	01-16 & 07-16	9.375	2,202,200,000	2,294,339,298	CA748148NX70	SFP (1):1994-01-16
2023-03-30	1992-12-29	03-30 & 09-30	9.50	375,000,000	372,321,907	CA748148PA59
2026-04-01	1996-07-19	04-01 & 10-01	8.50	2,176,100,000	2,439,839,704	CA748148PZ01	SFP (1):1997-04-01
2026-12-01	1998-02-27	06-01 & 12-01	4.50	826,249,041	861,202,376	CA748148QG11	Real Return Bonds. Yields linked to the CPI for Canada.
2029-10-01	1998-05-01	04-01 & 10-01	6.00	2,737,300,000	2,659,184,805	CA748148QJ59	SFP (1):1999-10-01
2031-12-01	2001-02-13	06-01 & 12-01	4.25	366,716,703	421,948,641	CA748148QZ9	Real Return Bonds. Yields linked to the CPI for Canada.
2032-06-01	2000-06-27	06-01 & 12-01	6.25	4,200,200,000	4,127,556,348	CA748148QT3
2036-12-01	2003-07-28	06-01 & 12-01	5.75	1,082,900,000	1,089,191,163	CA748148RL9

Maturity	Issue	Interest	Coupon	Canadian Dollars		CUSIP Number
Date	Date(1)	Payment Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
Medium-Term Notes
2004-04-01	1998-02-20	04-01 & 10-01	5.75	28,000,000	28,000,000	CA74814ZBS17
2004-10-01	1998-06-17	04-01 & 10-01	5.65	70,000,000	70,099,012	CA74814ZBV46
2004-11-29	1999-08-10	—	—	5,000,000	4,812,342	CA74814ZCE1	Zero-coupon Note
2005-02-15	1995-02-15	15 of each month	—	15,000,000	15,257,541	CA74814ZAF05	From 2000-02-15: 12.00%
2005-06-30	1995-01-20	06-30 & 12-30	12.25	210,250,000	216,620,480	CA74814ZAG87
2005-11-29	1995-11-29	29 of each month	7.875	5,000,000	4,996,354	CA74814ZAZ68
2005-12-01	2000-08-29	12-01	6.50	25,000,000	25,061,776	CA74814ZCL5
2006-02-16	1996-02-16	02-16 & 08-16	8.00	42,829,000	42,829,000	CA74814ZBC64
2006-04-01	2000-09-07	04-01 & 10-01	6.46	135,000,000	136,325,776	CA74814ZCM3
2006-06-01	2002-06-17	1 of each month	Floating	680,000,000	680,000,000	CA74814ZCT80
2006-08-14	1996-08-14	14 of each month	7.30	7,000,000	6,973,500	CA74814ZBE21
2007-02-01	2001-11-01	02-01 & 05-01 &	Floating	25,000,000	25,000,000	CA74814ZCP6	CAD-BA (3 months) + 0.19%
		08-01 & 11-01
2007-02-01	2001-11-01	1 of each month	Floating	50,000,000	50,000,000	CA7814ZCQ4	CAD-BA (1 month) + 0.19%
2007-02-01	2001-11-01	1 of each month	Floating	25,000,000	25,000,000	CA74814ZCR2	CAD-BA (1 month) + 0.19%
2007-02-01	2001-11-01	02-01 & 05-01 &	Floating	5,000,000	5,000,000	CA74814ZCS0	CAD-BA (3 months) + 0.19%
		08-01 & 11-01
2007-02-05	1997-02-05	5 of each month	6.70	14,000,000	13,929,901	CA74814ZBJ18
2007-04-01	2002-06-25	04-01 & 10-01	4.00	170,000,000	172,165,711	CA74814ZCU53
2007-06-09	1997-06-09	9 of each month	6.50	11,000,000	10,940,644	CA74814ZBM47
2007-06-28	2001-02-20	06-28	10.00	40,000,000	44,527,813	CA74814ZCN1
2007-06-30	1997-06-10	03-30 & 06-30 & 09-30	6.90	152,020,000	152,410,570	CA74814ZBN20
		& 12-30
2007-11-29	2002-11-29	11-29	4.50	300,000,000	299,783,532	XS0158067024
2008-04-01	1998-02-13	04-01 & 10-01	5.85	50,000,000	49,980,535	CA74814ZBQ50
2008-04-01	1998-02-17	04-01 & 10-01	5.75	85,000,000	84,633,828	CA74814ZBR34
2008-06-06	2003-06-06	06-06 & 09-06 & 12-06	Floating	837,300,000	837,300,000	CA74814ZCV3
		& 03-06
2008-12-15	1997-03-10	06-15 & 12-15	6.98	5,000,000	5,000,000	CA74814ZBK80
2009-02-04	2002-02-04	02-04 & 08-04	Floating	110,000,000	110,000,000	XS0142660629	CAD-BA (3 months) + 0.30%
2009-04-01	1995-02-24	04-01 & 10-01	14.00	20,000,000	22,381,758	CA74814ZAM55
2009-04-01	1998-06-12	04-01 & 10-01	5.55	50,000,000	49,808,463	CA74814ZBU62
2009-04-01	1998-06-18	04-01 & 10-01	5.45	65,000,000	64,720,661	CA74814ZBX02
2009-04-01	1998-06-19	04-01 & 10-01	5.55	76,000,000	75,901,984	CA74814ZBW29
2009-08-17	2004-02-17	08-17 & 02-17	3.149	500,000,000	500,000,000	CA74814ZCZ41
2010-06-01	2000-06-01	06-01 & 12-01	6.75	25,000,000	25,064,337	CA74814ZCH4
2010-07-09	2003-07-09	07-09	4.25	500,000,000	497,894,870	XS0171362089
2011-04-01	2003-09-16	04-01 & 10-01	4.80	90,000,000	92,812,908	CA74814ZCY75
2013-10-01	1996-08-28	04-01 & 10-01	10.00	25,000,000	27,146,481	CA74814ZBF95	Call (2): 2006-10-01
2013-12-28	1996-09-11	06-28 & 12-28	10.00	32,000,000	34,356,565	CA74814ZBG78	Call (2): 2006-12-28
2014-07-16	1995-09-05	01-16 & 07-16	9.05	10,000,000	9,986,682	CA74814ZAY93
2015-06-30	1995-04-03	06-30 & 12-30	9.65	4,664,000	4,700,151	CA74814ZAP86
2016-06-30	1995-04-03	06-30 & 12-30	9.65	7,739,000	7,802,273	CA74814ZAQ69
2017-06-30	1995-04-03	06-30 & 12-30	9.65	7,744,000	7,810,322	CA74814ZAR43
2023-03-30	1995-08-09	03-30 & 09-30	9.50	194,500,000	197,919,009	CA74814ZAX11
2026-04-01	1996-12-27	04-01 & 10-01	8.50	100,000,000	107,563,606	CA74814ZBH5	SFP (1): 1997-04-01
2026-04-01	1999-01-12	04-01 & 10-01	8.50	90,000,000	115,239,643	CA74814ZCA9
2026-04-01	2003-07-22	04-01 & 10-01	5.50	75,000,000	74,032,770	CA74814ZCX9	Exchangeable option on October 1, 2004 for Note maturing April 1, 2009 (3.5%)
2028-04-01	1999-02-19	04-01 & 10-01	6.10	5,000,000	5,014,037	CA74814ZCD3
2035-04-01	1995-04-13	04-01 & 10-01	—	100,000,000	17,244,417	CA74814ZAT09	Others (1)

Maturity	Issue	Interest	Coupon	Canadian Dollars		CUSIP Number
Date	Date(1)	Payment Date(s)	(%)	Nominal Value	Book Value	or ISIN Code	References
2035-04-01	1995-04-11	04-01 & 10-01	—	150,000,000	17,510,816	CA74814ZAS26	From 1999-04-01 to 2006-10-01: $2,000,000 each Interest Payment Date
2035-04-01	1995-01-31	04-01	—	150,000,000	65,136,019	CA74814ZAH60	Others (2)
2035-04-01	1997-12-15	04-01 & 10-01	6.50	300,000,000	295,894,139	CA74814ZBP7
2035-04-01	1999-02-02	—	—	456,000,000	98,190,649	CA74814ZCB72	Zero-coupon Note
2039-10-01	1999-02-05	—	—	525,000,000	95,024,713	CA74814ZCC5
2040-04-01	2000-05-25	—	—	463,000,000	484,095,218	CA74814ZCJ0	Others (13)
2043-07-08	2003-07-08	01-08 & 07-08	5.60	80,000,000	80,401,320	CA74814ZCW1
Savings Products
Savings Bonds
2004-2012		06-01	3.35-6.00	809,668,423	809,668,423		Put (3)
Other Savings Products
2004-2012		Various	Various	3,096,100,910	3,091,759,884
Receiver General of Canada
2004-2022	1982-2003	02-01 & 08-01	5.80-16.53	95,747,049	95,747,049		Put (4)
Assumed Debt
2004-2016	1963-1967		5.125/5.75	21,133,848	21,133,848		Payable in semi-annual installments, including principal and interest
Deep Discount Bonds
2004-2005	1994-1995	—	9.489-10.41	43,000,000	40,690,067		SFP (3)
Immigrant Investor Program
2005-2007	2001-2003	—	4.335-6.01	1,092,000,000	922,352,023
Société immobilière du Québec
2006-06-12	1986-06-12	06-12 & 12-12	9.15	10,245,000	10,245,000
2013-03-28	1988-03-28	03-28 & 09-28	10.10	59,427,570	59,427,570
2014-06-16	1989-06-16	06-16 & 12-16	10.50	150,000,000	150,000,000
Société québécoise d’assainissement des eaux
2004-08-25	1994-08-25	08-25	10.00	100,000,000	100,000,000
2014-07-31	1989-07-31	01-31 & 07-31	10.20	50,000,000	50,000,000
Other Consolidated Organizations
Various	Various	Various	Various	13,178,000	13,178,000

				49,456,400,224	48,820,868,374
Adjustments relating to swap agreements				20,383,885,469	20,383,885,469

Total-Payable in Canadian Dollars				$69,840,285,693	$69,204,753,843

Maturity		Interest Payment	Coupon	Foreign Currency Units		Equivalent in	CUSIP Number
Date	Issue Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
B) Payable in foreign currency
Payable in United States Dollars
2005-01-19	1995-01-19	01-19 & 07-19	8.625	500,000,000	499,594,732	654,718,896	US748148NZ27
2006-01-17	1996-01-17	01-17 & 07-17	6.50	500,000,000	499,471,673	654,557,628	US748148PU12
2006-04-11	2001-04-11	04-11 & 10-11	5.50	1,000,000,000	998,959,423	1,309,136,324	US748148AH65
2007-01-30	1997-01-30	01-30 & 07-30	7.00	750,000,000	747,761,153	979,940,991	US748148QB21
2007-03-05	1997-03-05	03-18 & 09-18	Floating	100,000,000	99,868,768	130,878,021	—	USD-LIBOR-LIBO (6 months) + 0.15%
2009-02-15	1999-02-18	02-15 & 08-15	5.75	1,000,000,000	998,535,168	1,308,580,338	US748148QQ90
2009-07-17	2002-07-17	07-17 & 01-17	5.00	750,000,000	746,555,349	978,360,785
2011-01-22	2001-01-22	01-22 & 07-22	6.125	1,000,000,000	993,584,789	1,302,092,865	US748148QX42
2013-02-07	2003-02-07	02-07 & 08-07	Floating	50,000,000	50,000,000	65,525,000		USD-LIBOR-LIBO (6 months) + 0.20%
2016-04-01	1986-04-01	04-01	9.00	250,000,000	250,000,000	327,625,000	LU002143534
2023-07-15	1993-07-15	01-15 & 07-15	7.50	1,000,000,000	997,344,803	1,307,020,364	US748148PB31	SFP (1):1994-07-15
2024-02-09	1994-02-09	02-09 & 08-09	7.125	1,000,000,000	995,580,955	1,304,708,842	US748148PD96	SFP (1):2004-02-09
2026-12-01	1986-12-01	06-01 & 12-01	8.625	300,000,000	300,000,000	393,150,000	US748148KA05	SFP (2):1987-12-01 then SFP (1):1997-12-01
2029-09-15	1999-09-24	03-15 & 09-15	7.50	1,500,000,000	1,493,534,316	1,957,276,721	US748148QR73	Global Issue
Medium-Term Notes
2004-06-11	1997-06-11	03-11 & 06-11 & 09-11 & 12-11	Floating	200,000,000	199,995,960	262,094,704	XS0077294642	USD-LIBOR-BBA (3 months) + 0.15%
2004-07-02	1997-07-02	01-02 & 04-02 & 07-02 & 10-02	Floating	100,000,000	99,972,232	131,013,610	XS0078001772	USD-LIBOR-LIBO (3 months) + 0.0625%
2007-02-14	2000-02-14	02-14 & 05-14 & 08-14 & 11-14	Floating	20,000,000	20,000,000	26,210,000	XS0107934241	USD –LIBOR-BBA (3 months) + 0.18%
2007-10-15	1994-01-13	04-15 & 10-15	6.65	5,000,000	5,000,000	6,552,500	CA74814ZAA1
2007-10-15	1994-07-20	04-15 & 10-15	8.35	4,000,000	3,998,355	5,239,845	CA74814ZAC7
2007-10-15	1994-11-15	04-15 & 10-15	8.35	4,500,000	4,440,938	5,819,849	CA74814ZAD56
2008-02-25	1998-02-25	02-25	6.18	25,000,000	25,000,000	32,762,500	XS0084745248
2008-08-07	1998-08-07	02-07 & 08-07	5.88	250,000,000	250,000,000	327,625,000	XS0089070485	Option (1)
2026-01-30	1996-01-30	01-30 & 07-30	6.35	150,000,000	149,965,655	196,529,991	US74815HBZ47	Put (2): January 30, 2006, 2008, 2011, 2016 & 2021
2026-02-27	1996-02-29	02-27 & 08-27	7.14	99,770,000	99,770,000	130,748,585	US74815HCB69	Put (2): 2006-02-27 & 2016-02-27.
2026-03-02	1996-02-29	03-02 & 09-02	7.485	150,000,000	150,000,000	196,575,000	US74815HCA86
2026-03-06	1996-03-06	03-06 & 09-06	7.365	99,850,000	99,850,000	130,853,425	US74815HCC43
2026-03-10	1996-03-08	03-10 & 09-10	7.035	50,000,000	50,000,000	65,525,000	US74815HCD26	Put (2): 2008-03-10.
2026-04-09	1996-04-09	04-09 & 10-09	7.38	100,000,000	100,000,000	131,050,000	US74815HCE09
2026-04-15	1996-04-11	04-15 & 10-15	6.86	50,000,000	50,000,000	65,525,000	US74815HCG56	Put (2): 2006-04-17, 2016-04-15 & 2021-04-15.
								If first Put not exercised, Coupon: 7.50%.
2026-04-15	1996-04-11	04-15 & 10-15	6.89	50,000,000	50,000,000	65,525,000	US74815HCF73	Put (2): 2006-04-17. If not exercised, Coupon: 7.50%.
2026-07-22	1996-07-22	01-22 & 07-22	7.295	100,000,000	100,000,000	131,050,000	US74815HCJ95	Put (5): 2006-07-22
2036-07-22	1996-07-22	01-22 & 07-22	7.22	160,000,000	160,000,000	209,680,000	US74815HCH30	Put (2): 2006-07-22 & 2016-07-22.
								If first Put not exercised, Coupon: 7.97%.

Maturity		Interest Payment	Coupon	Foreign Currency Units				Equivalent in	CUSIP Number
Date	Issue Date(1)	Date(s)	(%)	Nominal Value		Book Value		Canadian Dollars	or ISIN Code	References
Société québécoise d’assainissement des eaux
2005-03-01	1995-03-01	03-01 & 09-01	Floating		71,500,000		71,500,000	93,700,750

					11,389,620,000		11,360,284,269	14,887,652,534
Adjustments relating to swap agreements					(8,168,359,245)		(8,168,359,245)	(10,704,634,790)

Total-Payable in United States Dollars				U.S.$	3,221,260,755	U.S.$	3,191,925,024	4,183,017,744

Payable in Japanese Yen
2004-08-18	1994-08-18	02-18 & 08-18	Floating		5,000,000,000		5,000,000,000	62,885,000	—	JPY-LIBOR-BBA (6 months) + 0.15%
2004-08-18	1994-08-18	02-18 & 08-18	4.75		3,000,000,000		3,000,000,000	37,731,000	—
2005-08-30	1995-08-30	08-30	4.25		20,000,000,000		20,000,000,000	251,540,000	—	Interest payable in $A (67.79¥ per $A)
2006-03-28	1996-03-28	03-28	3.425		3,000,000,000		3,000,000,000	37,731,000	—
2007-11-13	1997-11-12	11-12	2.29		6,000,000,000		6,000,000,000	75,462,000	—
2009-09-29	1997-07-29	03-29 & 09-29	3.00		100,000,000,000		99,850,614,619	1,255,821,180	—
2009-12-08	1999-12-08	12-08	2.11		4,000,000,000		4,000,000,000	50,308,000	—	Call (3) 2004-12-08
2013-05-09	2001-05-09	05-09 & 11-09	1.60		50,000,000,000		49,665,168,900	624,638,829	XS0129013305
Medium Term Notes
2004-11-08	1994-11-08	11-08	5.00		1,000,000,000		1,000,000,000	12,577,000	XS0053938501
2004-11-10	1994-11-10	11-10	5.00		1,000,000,000		999,732,165	12,573,631	XS0053924899
2004-11-17	1994-11-17	11-17	5.00		1,000,000,000		1,000,000,000	12,577,000	XS0053819248
2004-12-21	1994-12-29	12-21	6.00		2,400,000,000		2,395,493,689	30,128,124	XS0055038680	Interest payable in $A ($A1,856,400 per year)
2005-01-31	1995-01-31	01-31	5.05		10,000,000,000		10,000,000,000	125,770,000	XS0055535123
2005-02-07	1995-02-07	02-07 & 08-07	Floating		1,000,000,000		1,000,000,000	12,577,000	XS0055778020	JPY-LIBOR-BBA (6 months) + 0.25%
2005-02-21	1995-02-21	02-21	5.00		1,100,000,000		1,100,000,000	13,834,700	XS0055598980
2005-03-28	1995-03-01	03-28	2.50		1,000,000,000		1,000,000,000	12,577,000	XS0056234643
2005-04-20	1995-04-20	04-20	2.50		1,000,000,000		1,000,000,000	12,577,000	XS0056985616
2006-07-17	1996-07-17	07-17	4.45		1,100,000,000		1,097,991,366	13,809,437	XS0067851237	Interest payable in $A ($A568,987.10 per year)
2006-09-19	1996-09-19	03-19 & 09-19	4.15		500,000,000		498,957,784	6,275,392	XS0069369113	Interest payable in NZ$ (NZ$138,038.85 each Interest Payment Date)
2006-09-26	1996-09-26	03-26 & at Maturity	3.30		5,000,000,000		5,000,000,000	62,885,000	XS0069585676
2006-11-27	1996-11-27	11-27	3.55		1,000,000,000		999,115,716	12,565,878	XS0071274996	Interest payable in U.S.$ (¥111.7 per U.S.$)
2007-11-27	1997-11-27	11-27	2.80		1,000,000,000		1,003,514,329	12,621,200	XS0082133561	Interest payable in U.S.$ (U.S.$224,989.00 per year)
2007-12-10	1997-12-10	12-10	2.72		500,000,000		500,000,000	6,288,500	XS0082326793	Interest payable in U.S.$ (U.S.$110,121.45 per year)
2007-12-10	1997-12-10	06-10 & 12-10	Floating		1,000,000,000		1,000,000,000	12,577,000	XS0082875542	Others (3)
2007-12-10	1997-12-10	06-10 & 12-10	Floating		1,000,000,000		999,605,852	12,572,043	XS0082400358	Others (3)
2008-03-25	1998-02-12	03-25	2.62		1,200,000,000		1,187,794,601	14,938,892	XS0084194181	Interest payable in U.S.$ (U.S.$250,717.20 per year)
2009-07-28	1994-07-28	07-28	5.00		3,000,000,000		2,988,303,122	37,583,888	XS0052005807
2009-11-01	1994-11-01	11-01	4.91		3,000,000,000		2,951,180,881	37,117,002	XS0053818869
2010-07-27	1995-07-27	07-27	3.60		2,000,000,000		2,000,000,000	25,154,000	XS0058830240	From 2000-07-27: 4.50% and interest payable in DM (¥61.31 per DM)
2011-02-15	1996-02-15	02-15	3.95		1,000,000,000		998,670,143	12,560,274	XS0063445000
2011-02-28	1996-02-28	02-28	4.00		1,000,000,000		997,653,589	12,547,489	XS0064288662
2011-06-06	1996-06-06	06-06 & 12-06	4.06		5,000,000,000		5,000,000,000	62,885,000	XS0066914044
2011-06-20	1996-06-20	06-20	4.00		2,000,000,000		1,994,441,664	25,084,093	XS0067164235
2011-09-26	1996-09-26	03-26 & at Maturity	3.875		10,000,000,000		10,000,000,000	125,770,000	XS0069518131

Maturity		Interest Payment	Coupon	Foreign Currency Units		Equivalent in	CUSIP Number
Date	Issue Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
2011-09-26	1996-09-26	03-26 & at Maturity	3.85	10,000,000,000	10,000,000,000	125,770,000	XS0069585163
2011-09-26	1996-09-26	03-26 & 09-26	Floating	500,000,000	500,000,000	6,288,500	XS0069576253	Others (4)
2011-10-17	1996-10-17	10-17	3.67	500,000,000	499,714,811	6,284,913	XS0070388524
2011-10-21	1996-10-21	10-21	3.66	1,000,000,000	998,571,157	12,559,029	XS0070488662
2011-10-24	1996-10-24	10-24	3.645	2,000,000,000	1,992,994,009	25,065,885	XS0070488407
2011-10-24	1996-10-24	10-24	3.70	500,000,000	499,427,285	6,281,297	XS0070579890
2011-10-28	1996-10-28	03-25 & at Maturity	5.00	10,000,000,000	9,942,636,835	125,048,543	XS0070404073	Interest payable in $A ($A5,618,000 per year and $A3,323,983 at Maturity)
2011-10-28	1996-10-28	10-28	3.65	5,000,000,000	4,977,057,370	62,596,450	XS0070690143
2011-12-19	1996-12-19	12-19	3.31	7,700,000,000	7,673,370,321	96,507,978	XS0071934839
2012-03-20	1997-02-20	03-20	3.44	30,000,000,000	30,000,000,000	377,310,000	XS0073282906
2012-09-25	1997-09-25	03-25 & at Maturity	3.00	11,000,000,000	11,000,000,000	138,347,000	XS0080441396
2012-09-29	1997-09-29	03-29 & at Maturity	3.00	10,000,000,000	10,000,000,000	125,770,000	XS0082098143
2014-07-07	1994-07-07	01-07 & 07-07	5.50	30,000,000,000	29,980,608,379	377,066,111	XS0051759412
2015-01-12	1995-01-12	01-12	5.60	10,000,000,000	10,000,000,000	125,770,000	XS0054951727	Call (3): 2005-01-12 & 2010-01-12
2015-02-02	1995-02-02	02-02	5.60	6,000,000,000	6,000,000,000	75,462,000	XS0055430374
2016-02-15	1996-02-15	02-15	4.23	1,000,000,000	997,407,428	12,544,393	XS0063440035
2016-06-27	1996-07-10	06-27 & 12-27	4.305	8,000,000,000	8,000,000,000	100,616,000	XS0067851310
2016-07-11	1996-07-11	01-11 & 07-11	4.50	5,000,000,000	5,052,717,775	63,548,031	XS0067208974
2016-09-26	1996-09-26	03-26 & at Maturity	4.125	5,000,000,000	5,000,000,000	62,885,000	XS0069585320
2016-10-24	1996-10-24	10-24	4.00	500,000,000	498,207,465	6,265,955	XS0070580047
2016-10-28	1996-10-28	03-22 & at Maturity	4.00	5,000,000,000	4,984,205,718	62,686,355	XS0070775647
2016-11-07	1996-11-07	05-07 & 11-05	3.95	9,600,000,000	9,584,825,843	120,548,354	XS0070684252
2016-11-14	1996-11-14	11-14	3.80	20,000,000,000	19,776,253,242	248,725,937	XS0070920243
2016-11-21	1996-11-21	11-21	4.00	1,000,000,000	1,000,000,000	12,577,000	XS0071482599
2016-11-29	1996-11-29	11-29	3.75	1,000,000,000	1,000,000,000	12,577,000	XS0071205248
2016-12-16	1996-11-22	12-16	3.96	1,000,000,000	1,000,000,000	12,577,000	XS0071476864
2016-12-19	1996-12-19	12-19	4.90	2,000,000,000	2,000,000,000	25,154,000	XS0071771512	Interest payable in $A ($A1,072,210 per year)
2016-12-19	1996-12-18	12-19	3.82	5,000,000,000	5,000,000,000	62,885,000	XS0071823925
2016-12-19	1996-12-18	12-19	3.76	3,000,000,000	3,000,000,000	37,731,000	XS0071934755
2016-12-19	1996-12-19	12-19	3.80	5,000,000,000	5,000,000,000	62,885,000	XS0072031106
2016-12-19	1996-12-24	12-19	3.80	5,000,000,000	4,989,559,450	62,753,689	XS0072105157
2017-01-09	1997-01-09	01-09	4.70	3,000,000,000	2,993,577,565	37,650,225	XS0072223604	Interest payable in U.S.$ (U.S.$1,252,218 per year)
2017-01-23	1997-01-23	01-23	3.71	5,000,000,000	4,913,028,512	61,791,159	XS0073055328
2017-02-28	1997-02-28	02-28	3.74	4,000,000,000	4,000,000,000	50,308,000	XS0074014779
2017-07-24	1997-07-24	07-24	3.50	5,000,000,000	4,961,665,599	62,402,868	XS0078225884
2017-07-28	1997-07-28	07-28	3.50	3,000,000,000	2,989,790,966	37,602,601	XS0078671236
2017-07-30	1997-07-30	07-30	3.45	1,000,000,000	991,341,715	12,468,105	XS0078670857
2017-08-11	1997-07-24	02-11 & 08-11	3.526	1,300,000,000	1,300,000,000	16,350,100	XS0078704003
2017-10-25	1996-10-25	04-25 & 10-25	4.02	6,000,000,000	6,000,000,000	75,462,000	XS0070689996
2017-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,696,238,398	21,333,590	US74815HCK68
2017-10-31	1997-10-30	10-31	3.01	5,000,000,000	5,000,000,000	62,885,000	XS0081272048
2018-10-30	1996-10-30	04-30 & 10-30	3.97	1,700,000,000	1,696,149,058	21,332,476	US74815HCL42
2023-12-13	1993-12-13	06-13 & 12-13	5.00	20,000,000,000	20,000,000,000	251,540,000	XS0047845960	Call (4): 2008-12-13

Maturity		Interest Payment	Coupon	Foreign Currency Units				Equivalent in	CUSIP Number
Date	Issue Date(1)	Date(s)	(%)	Nominal Value		Book Value		Canadian Dollars	or ISIN Code	References
Société québécoise d’assainissement des eaux
2004-12-15	1994-12-15	06-15 & 12-15	4.90		5,000,000,000		5,000,000,000	62,885,000

					522,800,000,000		521,717,587,321	6,561,642,096
Adjustments relating to swap agreements					(182,500,000,000)		(182,493,485,055)	(2,295,220,562)

Total-Payable in Japanese Yen					¥340,300,000,000		¥339,224,102,266	4,266,421,534

Payable in Swiss Francs
2008-09-17	1998-03-17	09-17	3.50	SF	500,000,000	SF	506,983,576	524,119,621	CH0008535814
Adjustments relating to swap agreements					3,593,000,000		3,593,000,000	3,714,443,400

Total-Payable in Swiss Francs				SF	4,093,000,000-	SF	4,099,983,576	4,238,563,021

Payable in Australian Dollars
Medium-Term Notes
2006-02-15	2001-03-07	02-15 05-15 &	Floating	$A	120,000,000	$A	120,000,000	119,952,000	AU0000QBCHB4	BBSW (3 months) + 0.35%
		08-15 & 11-15
2006-02-15	2001-03-07	02-15 & 08-15	5.75		280,000,000		279,601,584	279,489,743	AU0000QBCHA6
2009-02-18	2004-02-18	02-18 & 08-18	6.00		200,000,000		200,000,000	199,920,000	AU0000QBCHD0

					600,000,000		599,601,584	599,361,743
Adjustments relating to swap agreements					(600,000,000)		(599,602,028)	(599,362,187)

Total-Payable in Australian Dollars				$A	—	$A	(444)	(444)
Payable in Swedish Krona
2004-07-07	1998-07-07	07-07	5.25	SEK	500,000,000	SEK	500,502,793	86,887,285 X	XS 0088020929
Adjustments relating to swap agreements					(500,000,000)		(500,502,793)	(86,887,285)

Total-Payable in Swedish Krona				SEK	—	SEK	—	—

Maturity		Interest Payment	Coupon	Foreign Currency Units		Equivalent in	CUSIP Number
Date	Issue Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
Payable in Pounds Sterling
2011-11-04	1996-11-04	11-04	8.625	£150,000,000	£148,657,703	358,502,917	XS0070614473
2020-03-15	1984-02-15	03-15 & 09-15	12.25	50,000,000	50,000,000	120,580,000	—

				200,000,000	198,657,703	479,082,917
Adjustments relating to swap agreements				(200,000,000)	(200,000,000)	(482,320,000)

Total-Payable in Pounds Sterling				£—	£(1,342,297)	(3,237,083)

Payable in Euro
2004-04-22	1994-04-22	04-22	6.875	762,245,086	762,263,157	1,227,929,720	XS0050032530
2004-12-13	1998-03-13	12-13	5.25	49,578,705	49,744,103	80,132,775	XS0084168425
2006-02-07	1996-02-07	02-07 & 08-07	Floating	53,988,435	53,988,435	86,969,969	—	DEM-LIBOR-BBA (6 months) + 0.225%
2006-12-15	2000-03-15	12-06	5.75	150,000,000	150,934,065	243,139,685	XS0108130187
2007-06-11	1997-06-01	06-11 & 12-11	Floating	130,379,430	130,038,094	209,478,365		DEM-LIBOR-BBA (6 months) + 0.15%
2007-12-27	2001-02-27	12-27	5.125	150,000,000	151,648,526	244,290,610	XS124566034-	Others (8)
2008-02-27	1998-02-27	02-27	5.40	25,564,594	25,564,594	41,182,005	—	Others (8)
2008-03-03	1998-03-03	03-03 & 09-03	Floating	10,225,838	10,225,838	16,472,802	—	DEM-LIBOR-BBA (6 months) + 0.22%
2008-03-25	1998-03-25	03-25 & 06-25 &	Floating	25,564,594	25,564,594	41,182,004	—	DEM-LIBOR-BBA (3 months) +0.25%
		09-25 & 12-25
2008-11-20	1998-11-20	05-20 & 11-20	Floating	25,564,594	25,551,505	41,160,920	—	Others (8)
2009-01-04	1998-08-18	01-04	5.125	639,114,852	637,851,353	1,027,514,744	DE0002493202
2011-06-21	2001-06-21	06-21	5.625	1,500,000,000	1,493,486,836	2,405,857,944	XS0131273012
2013-02-27	2003-02-27	02-27	4.25	1,000,000,000	993,826,908	1,600,955,767	Xs0163254062
Medium-Term Notes
2007-07-23	1997-07-23	01-23 & 04-23 &	Floating	25,564,594	25,518,019	41,106,977	XS0078612651	DEM-LIBOR-BBA (3 months) + 0.125%
		07-23 & 10-23
2007-09-20	1996-09-20	09-20	6.875	304,898,034	305,880,830	492,743,430	XS0069512522
2007-10-23	1997-10-23	10-23	Floating	45,734,705	45,734,705	73,674,036	FR0000490260	Others (6)
2007-12-18	1997-12-18	12-15	Floating	8,436,316	8,436,316	13,590,062	XS0082839233	Others (5)
2007-12-31	1997-12-31	12-31	Floating	76,224,509	76,224,509	122,790,061	XS0082822692	Others (7)
2008-03-03	1998-03-03	03-03 & 06-03 &	Floating	102,258,376	102,136,662	164,531,949	XS0084606804	DEM-LIBOR-BBA (3 months) + 0.175%
		09-03 & 12-03
2010-02-05	1998-02-05	02-05	5.50	304,898,000	303,064,636	488,206,822	XS0083986660	Others (12)
2017-01-22	1996-11-29	01-22	7.08	51,129,188	50,756,287	81,763,303	XS0071659949
2019-01-11	1999-01-11	01-11	4/5/6/7.10	22,000,000	21,908,896	35,293,041	XS0092871242	Others (10)
Société québécoise d’assainissement des eaux
2005-09-12	1995-09-12	09-12	7.25	76,693,782	76,693,782	123,546,013
2006-11-27	1996-11-27	11-27	6.375	99,157,410	99,157,410	159,732,672

				5,639,221,042	5,626,200,060	9,063,245,676

Adjustments relating to swap agreements				(5,636,361,795)	(5,639,136,124)	(9,084,084,382)

Total-Payable in Euro				€2,859,247	€(12,936,064)	(20,838,706)

Maturity		Interest Payment	Coupon	Foreign Currency Units		Equivalent in	CUSIP Number
Date	Issue Date(1)	Date(s)	(%)	Nominal Value	Book Value	Canadian Dollars	or ISIN Code	References
Total-Payable in foreign currencies						12,663,926,066

Total — Funded Debt of Borrowings-Government, Borrowings-to finance Government Enterprises and Borrowings-to finance Municipal Bodies						$81,868,679,909

(1)	If more than one issue date, the date of the first issue is indicated.

In case of disparity between the terms and conditions of each issue and this table, the terms and conditions of each issue will prevail.

References

Sinking Fund Provisions (“SFP”):

(1)	As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 1% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(2)	As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year from the date indicated, a sum equal to at least 2% of the principal amount of the issue then outstanding. The issue is not redeemable for sinking fund purposes.

(3)	As an invested sinking fund, Québec has agreed to withdraw from the Consolidated Revenue Fund, each year not later than the anniversary of Maturity Date, a sum equivalent to at least the net proceeds of the issue multiplied by the yearly equivalent of the internal rate of return determined on a compound semi-annual basis for the actual number of days elapsed.

Callable (“Call”):

(1)	Redeemable prior to maturity at the option of Québec in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

(2)	Redeemable prior to maturity at the option of Québec in whole only, at any time from the date indicated at par upon prior notice.

(3)	Redeemable prior to maturity at the option of Québec in whole only, on the date indicated at par upon prior notice.

(4)	Redeemable prior to maturity at the option of Québec in whole only, from the date indicated and annually thereafter at various decreasing price of the nominal amount.

Puttable (“Put”):

(1)	Redeemable prior to maturity at the option of the holder in whole only, on the date indicated at par upon prior notice.

(2)	Redeemable prior to maturity at the option of the holder in whole or in part, on the date indicated at par upon prior notice.

(3)	Payable at par at the option of the holder at any time prior to maturity.

(4)	Held and callable in whole or in part, at par at the option of the Minister of Finance of Canada on six months notice subject to the requirements of the Canada Pension Plan.

(5)	Redeemable prior to Maturity at the option of the holder in whole or in part, from the date indicated and on any subsequent Interest Payment Date at par upon prior notice.

Option

(1)	The Holder may exercise its option on August 2, 2008 to postpone the Maturity Date to August 7, 2018 and to increase the Coupon to 6.54% from 2008-08-07.

Others

(1)	$2,000,000 for each Interest Payment Date from 1999-04-01 to 2000-10-01 and from 2004-10-01 to 2007-10-01 (with the exception of 2006-04-01: $4,000,000).

(2)	$6,000,000 annually for 1998-04-01 & 1999-04-01; $5,000,000 annually from 2000-04-01 to 2004-04-01; $35,000,000 for 2005-04-01; $5,000,000 for 2006-04-01; $55,000,000 for 2026-04-01 and $110,000,000 annually for 2034-04-01 & 2035-04-01.

(3)	The Coupon is determined as follows: [JPY Swap Rate 10 years as per Telerate Page 17143] – [0.49*JPY-LIBOR-BBA (6 months)].

(4)	The Coupon is determined as follows: [(12.70% divided by 87.50) X JPY/$A rate of exchange five Business Days {London, Sydney and Tokyo} before each Interest Payment Date] – 6.20%. Minimum Rate: 0.00%.

(5)	For the years 1, 3, 5, 7 and 9, the Coupon is 7.00%. For the years 2, 4, 6, 8 and 10, the Coupon will be determined as follows: 15.00%-[2*DEM-LIBOR-BBA(12 months)].

(6)	The Coupon is determined as follows:{[1 + CNO TEC 10 – 1.12%]0.25 – 1} and will be payable every three months (01-23, 04-23, 07-23 and 10-23).

(7)	The Coupon is determined as follows: {[1 + CNO TEC 10 – 0.73%]0.25 – 1} and will be payable every three months (03-31, 06-30, 09-30 and 12-31).

(8)	Bank loan redenominated (simple redenomination) as of January 1, 1999 on the basis of 1 DM = 1.95583 Euro.

(9)	A simple payment of Index Return on December 4, 2002. The Note will leave interest during the period from November 4, 1998 to December 4, 2002 based on the return of the DS BARRA Government Bond Index plus 30 basis points compounded annually on Index flat.

(10)	The Coupon will be 4.00% for the first five years, 5.00% for the years 6 to 10, 6.00% for the years 11 to 15, and 7.10% for the next years.

(11)	Notes redenominated (simple redenomination) as of January 4, 2000 on the basis of 1 DM = 1.95583 Euro.

(12)	Euro-MTN redenominated (simple redenomination) as of February 5, 2000 on the basis of 1 FF = 6.55957 Euro.

(13)	Interest of 80% payable half-yearly from April 1, 2030 to maturity date.